Exhibit 99.1

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

August 25, 2026

To Whom It May Concern

Company Name	Orchestra Holdings Inc.

Representative	Yoshiro Nakamura, President & Representative Director

(Code No.: 6533, TSE Prime Market)

Contact	Naomi Iyogi, Director and CFO

(TEL. 03-6450-4307)

Company Name	Sharing Innovations Inc.

Representative	Takahiro Tsutsumi, President & Representative Director

(Code No.: 4178, TSE Growth Market)

Contact	Tasuku Nishida, Director and CFO

(TEL. 03-6456-2451)

Notice Concerning Execution of Share Exchange Agreement (Simplified Share Exchange)

for Making Sharing Innovations Inc. a Wholly Owned Subsidiary of Orchestra Holdings Inc.

Orchestra Holdings Inc. (“Orchestra Holdings”) and Sharing Innovations Inc. (“Sharing Innovations”; Orchestra Holdings and Sharing Innovations are collectively referred to as the “Companies”) hereby announce that, pursuant to resolutions adopted today by their respective boards of directors, the Companies have resolved to conduct a share exchange (the “Share Exchange”) under which Orchestra Holdings will become the wholly owning parent company in the share exchange and Sharing Innovations will become the wholly owned subsidiary in the share exchange, and today entered into a share exchange agreement between Orchestra Holdings and Sharing Innovations (the “Share Exchange Agreement”), as described below.

The Share Exchange is scheduled to become effective on November 30, 2026, after Orchestra Holdings conducts the Share Exchange as a simplified share exchange pursuant to the main clause of Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same shall apply hereinafter), without approval by resolution of a general meeting of shareholders, and after Sharing Innovations obtains approval of the Share Exchange Agreement at an extraordinary general meeting of shareholders scheduled to be held on October 26, 2026 (the “Extraordinary General Meeting of Shareholders”).

Prior to the effective date of the Share Exchange (November 30, 2026 (scheduled)), the common shares of Sharing Innovations (the “Sharing Innovations Shares”) are scheduled to be delisted from the Growth Market of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) on November 26, 2026 (the final trading date is scheduled to be November 25, 2026).

Details

1. Purpose of the Share Exchange

Orchestra Holdings has developed its digital transformation (DX) business, including system development and software testing, while expanding its business domains through the proactive use of M&A. In recent years, the environment surrounding the DX business has changed significantly due to factors including the rapid spread of generative AI, increasingly sophisticated customer needs, and intensifying competition for IT talent. Orchestra Holdings therefore believes that it is necessary to utilize management resources within the Group in a more integrated and efficient manner in order to respond swiftly to these changes.

Sharing Innovations was established in June 2008 for the purpose of software development and related activities. Under its mission of “Continuing to create innovation through the power of technology and people,” it has sought to accurately capture accelerating technology trends, actively educate and develop engineers in areas such as cloud integration, data analytics and AI, develop services, and provide services that respond to technological innovation. In January 2019, Sharing Innovations began providing cloud integration services and, as a consulting partner, has supported the implementation of cloud-based CRM (customer relationship management), SFA (sales force automation) and other tools provided by salesforce.com. More recently, in the area of data utilization, it has provided support ranging from proposals and implementation of optimal BI tools through operational support, including assistance in building environments that enable companies to utilize their data assets and promote internal analytics, thereby offering solutions aimed at improving operational efficiency and the accuracy of decision-making. Sharing Innovations also plans, develops and operates native applications, primarily in the fortune-telling category. Its principal service, the online chat fortune-telling app “uRala,” enables fortune-telling consultations through real-time communication between fortune tellers and users. Sharing Innovations is currently a subsidiary of Orchestra Holdings and operates as a member of the Orchestra Holdings Group.

Amid significant changes in the business environment surrounding the DX business, Orchestra Holdings has recognized that, in order to sustainably enhance the corporate value of the Group as a whole, it is necessary to make decisions more rapidly and flexibly than ever before and to utilize management resources within the Group in an integrated and efficient manner. Accordingly, Orchestra Holdings has continued to consider the appropriate form of collaboration with Sharing Innovations. In the course of such consideration, the management teams of both companies engaged in discussions and deliberations regarding measures for future growth and the appropriate capital relationship between the two companies from the perspectives of business strategy, organizational structure, human resources and technologies, customer bases, and other factors. As a result, Orchestra Holdings determined that, under the current capital relationship in which Sharing Innovations remains listed, certain constraints may arise with respect to the mutual utilization of management resources, transactions between the two companies, investment decisions, and other matters due to the need to give consideration to the minority shareholders of both companies, whereas making Sharing Innovations a wholly owned subsidiary would align the interests of both companies and enable faster decision-making. Orchestra Holdings further concluded that making Sharing Innovations a wholly owned subsidiary would enable the companies to realize synergies more quickly and reliably, including strengthening their capabilities to undertake large-scale and sophisticated projects through the mutual utilization of development and sales resources, improving development quality and productivity through the sharing of human resources and technological know-how, and generating cross-selling opportunities and new projects through the mutual utilization of their customer bases. Orchestra Holdings therefore determined that making Sharing Innovations a wholly owned subsidiary is the optimal choice for enhancing the corporate value of both companies and the Orchestra Holdings Group as a whole.

In light of recent developments surrounding listed subsidiaries, Sharing Innovations had considered becoming a wholly owned subsidiary of Orchestra Holdings to be one possible option for its capital policy, taking into account publicly available materials issued by the Tokyo Stock Exchange, including “The Investor’s Perspective on Such Matters as Parent-Subsidiary Listings” dated February 4, 2025 and “Compilation of Case Studies on Such Matters as Parent-Subsidiary Listings” dated December 26, 2025, as well as trends in the actual number of listed subsidiaries. Against this backdrop, on June 29, 2026, Sharing Innovations received from Orchestra Holdings an initial letter of intent regarding the proposed acquisition of Sharing Innovations as a wholly owned subsidiary, and subsequently began a more detailed examination of the potential impact of becoming a wholly owned subsidiary.

Sharing Innovations became a wholly owned subsidiary of Digital Identity Inc. (currently Orchestra Holdings) in June 2017 and subsequently listed its shares in 2021 with the aim of enhancing its credibility and name recognition and raising funds necessary for the recruitment and development of human resources. In 2019, Sharing Innovations launched its cloud integration business as a new business, providing implementation support for Salesforce products, and achieved rapid growth by assigning newly hired graduate engineers to projects. However, from around 2022, demand for Salesforce products among small and medium-sized enterprises began to run its course, resulting in a decline in engineer utilization rates. In addition, as Sharing Innovations suspended the recruitment of new graduates from 2024 onward, the number of internally developed personnel has been on a declining trend. Furthermore, although Sharing Innovations launched businesses in the areas of data utilization/AI and IT consulting, which are expected to experience high market growth, these businesses have not grown to the extent of becoming drivers of the company as a whole, and the company’s overall net sales and profits have declined, resulting in reduced capacity for investment.

Meanwhile, the recent business environment surrounding Sharing Innovations has been characterized by intensifying competition for human resources and the rapid advancement of generative AI utilization, increasing the need for investments that are not constrained by short-term profitability. In addition, Sharing Innovations currently incurs approximately 40 million yen to 50 million yen annually in costs associated with maintaining its listing. Although Sharing Innovations currently engages in business collaboration with its parent company, Orchestra Holdings, various measures are required to ensure fairness and transparency in the governance of a listed subsidiary, and consideration must also be given to the interests of Sharing Innovations’ minority shareholders. Accordingly, transactions with companies within the Orchestra Holdings Group are subject to resolutions by the Board of Directors of Sharing Innovations, which has, in some respects, prevented the Orchestra Holdings Group from collaborating as swiftly as desired. In order to address these management challenges, Sharing Innovations also determined that it would be desirable to become a wholly owned subsidiary of Orchestra Holdings.

The Companies currently expect the following principal measures and synergies to materialize following the Share Exchange:

① Strengthening competitiveness in winning orders through mutual utilization of development and sales resources

By establishing a framework that enables the Companies to make cross-company use of engineers and other development personnel, technological capabilities and sales resources, the Companies will be able to flexibly combine the personnel and technologies required for each project. This is expected to enhance their ability to respond to large-scale projects and projects requiring advanced or multiple technologies that, in the past, may have been difficult for either company to win independently due to constraints on staffing or technical coverage, thereby strengthening proposal capabilities and competitiveness in winning orders.

② Improving development quality and productivity through sharing of human resources and technical know-how

The Companies will share and consolidate specialist personnel, technical know-how and project knowledge currently dispersed between them, while promoting personnel exchanges across corporate boundaries and joint education and training. This is expected to create an environment in which engineers can gain experience across a broader range of technologies and projects, expand the specialization and coverage of human resources, and improve development quality and productivity through the sharing of development processes and best practices. Integrated investment in recruitment, education and training is also expected to strengthen talent development capabilities across the DX business as a whole.

③ Expanding cross-selling and revenue opportunities through mutual utilization of customer bases

The Companies will mutually leverage their respective customer bases, project information and sales know-how, and promote cross-selling to existing customers by proposing combinations of the Companies’ services and technologies tailored to customer needs. In addition, by strengthening coordination of sales activities and project information, the Companies will expand customer contact points and proposal opportunities, including by providing the services and expertise of one company to customers of the other, with the aim of creating new projects and expanding transaction volumes per customer, thereby increasing revenue opportunities.

④ Other Synergies

Since Sharing Innovations is a listed subsidiary of Orchestra Holdings, transactions, resource allocation and information sharing within the Group are subject to conflict-of-interest management procedures (including verification of transaction terms and ensuring an independent decision-making process by Sharing Innovations), resulting in costs associated with decision-making and procedures. Following the Share Exchange, however, Sharing Innovations will become a wholly owned subsidiary of Orchestra Holdings, thereby eliminating such structural constraints. The Companies believe that this will enable them to establish a framework under which they can make and implement decisions in a flexible and timely manner regarding (i) Group-wide investment decisions, including investments related to AI, (ii) resource allocation for jointly addressing large-scale projects, (iii) mutual utilization and reallocation of human resources, and (iv) integrated formulation of business plans and budgets. Furthermore, following the Share Exchange, Sharing Innovations will become a wholly owned subsidiary of Orchestra Holdings and its shares will be delisted. Accordingly, the Companies believe that the Share Exchange will reduce the administrative burden and costs incurred by Sharing Innovations in maintaining its listing, thereby enabling Sharing Innovations to focus more closely on addressing its business and management challenges.

In addition, the Companies also considered the potential disadvantages associated with the Share Exchange and determined that, as described below, the impact of each of these disadvantages would be limited.

① Impact on Sharing Innovations’ Business Partners

As a result of the delisting of the Sharing Innovations Shares through the Share Exchange, there is a possibility that Sharing Innovations’ name recognition and social credibility may decline, which could affect its relationships with business partners. However, Sharing Innovations is already a member of the Orchestra Holdings Group, whose shares are listed on the Prime Market of the Tokyo Stock Exchange, and this capital relationship is widely recognized by its business partners. Therefore, even if Sharing Innovations becomes a wholly owned subsidiary of Orchestra Holdings through the Share Exchange, its social credibility is not expected to decline immediately, and it is unlikely that the Share Exchange would have such a significant impact as to cause business partners to discontinue their transactions with Sharing Innovations. Accordingly, the Companies believe that the impact on Sharing Innovations’ relationships with its business partners will be limited.

② Impact on Future Financing Options

As the Sharing Innovations Shares will be delisted through the Share Exchange, Sharing Innovations will lose the benefits associated with being a listed company, such as the diversification of financing options through equity financing. However, following the Share Exchange, Sharing Innovations will be able to raise funds by utilizing the Orchestra Holdings Group’s group financing as a member of the Orchestra Holdings Group. Accordingly, the Companies believe that the loss of equity financing as a financing option will have substantially no adverse impact on Sharing Innovations’ ability to raise funds.

③ Impact on Future Recruitment

As the Sharing Innovations Shares will be delisted through the Share Exchange, there is a possibility that a decline in Sharing Innovations’ name recognition and social credibility may have an impact on its future recruitment activities. However, even after the Share Exchange, Sharing Innovations will remain a subsidiary of Orchestra Holdings, whose shares are listed on the Prime Market of the Tokyo Stock Exchange, and its name recognition and social credibility will be maintained to a certain extent as a member of the Orchestra Holdings Group. Accordingly, the Companies believe that there will be substantially no adverse impact on Sharing Innovations’ recruitment activities.

④ Impact on the Morale of Existing Employees

As a result of the Share Exchange, the Sharing Innovations Shares will be delisted and Sharing Innovations will become a wholly owned subsidiary of Orchestra Holdings. Accordingly, there is a possibility that the Share Exchange may have an impact on the morale of existing employees, particularly given the importance they may place on Sharing Innovations having operated its business independently as a listed company. However, following the announcement of the Share Exchange, both companies plan to carefully explain to employees the significance of the Share Exchange and the benefits it is expected to provide to them, including expanded career opportunities and enhanced investment in education and training. In addition, considering that, even after the Share Exchange, employees of Sharing Innovations will continue to work as members of the Orchestra Holdings Group, whose shares are listed on the Prime Market of the Tokyo Stock Exchange, the Companies believe that the impact on the morale of existing employees will be limited.

After repeated discussions regarding the method of making Sharing Innovations a wholly owned subsidiary, around August 2026 the Companies decided to select the Share Exchange. By delivering common shares of Orchestra Holdings (the “Orchestra Holdings Shares”) as consideration for the Share Exchange to the public shareholders of Sharing Innovations, those shareholders will have the opportunity, through ownership of Orchestra Holdings Shares, to enjoy the effects expected from implementation of the various measures contemplated after the Share Exchange, the resulting business development and earnings expansion of the Orchestra Holdings Group, and any resulting increase in the market price of Orchestra Holdings Shares. In addition, because Orchestra Holdings Shares have sufficient liquidity and can be converted into cash at any time through market transactions, the Companies determined that the structure is also desirable because it provides those public shareholders with the choice of continuing to hold Orchestra Holdings Shares or selling them for cash.

Based on the foregoing, the Companies determined that making Sharing Innovations a wholly owned subsidiary of Orchestra Holdings would contribute to further enhancement of the corporate value of the Orchestra Holdings Group and Sharing Innovations and would also benefit the shareholders of both Companies. Accordingly, today the Companies resolved to conduct the Share Exchange and enter into the Share Exchange Agreement.

In addition, in order to maximize synergies from the Share Exchange, the Companies currently contemplate proceeding with discussions and consideration toward implementing a corporate reorganization within the Orchestra Holdings Group, including mergers and company splits, as soon as practicable after the Effective Date of the Share Exchange.

Sharing Innovations is a subsidiary of Orchestra Holdings and operates as a member of the Orchestra Holdings Group. The history of the capital relationship between the two companies is as follows.

In June 2017, Orchestra Holdings acquired all shares of Ayuta Inc. (currently Sharing Innovations), making it a consolidated subsidiary. Subsequently, in July 2018, the company changed its corporate name to “Sharing Innovations Inc.”

In March 2021, Sharing Innovations listed its shares on the Mothers Market of the Tokyo Stock Exchange (currently listed on the Growth Market of the Tokyo Stock Exchange following the market restructuring). In connection with the listing, Orchestra Holdings sold 985,000 of the shares it held, and Sharing Innovations conducted a series of new share issuances (including a third-party allotment in connection with the secondary offering by way of over-allotment). As a result, Orchestra Holdings’ ownership ratio decreased from 100% to 71.60%.

Thereafter, due to an increase in the total number of issued shares of Sharing Innovations resulting from the issuance of new shares upon the exercise of share options, acquisitions of treasury shares by Sharing Innovations, and other factors, Orchestra Holdings’ ownership ratio currently stands at 71.46%. Orchestra Holdings currently holds 2,675,000 shares of Sharing Innovations, which continues to be a consolidated subsidiary of Orchestra Holdings.

2. Outline of the Share Exchange

(1) Schedule of the Share Exchange

Date of Board Resolutions Approving the Share Exchange Agreement (both companies)	August 25, 2026 (today)

Date of Execution of the Share Exchange Agreement (both companies)	August 25, 2026 (today)

Public Notice Date for the Record Date of Extraordinary General Meeting of Shareholders (Sharing Innovations)	August 26, 2026

Record Date for Extraordinary General Meeting of Shareholders (Sharing Innovations)	September 10, 2026

Date of Extraordinary General Meeting of Shareholders (Sharing Innovations)	October 26, 2026 (scheduled)

Final Trading Date (Sharing Innovations)	November 25, 2026 (scheduled)

Delisting Date (Sharing Innovations)	November 26, 2026 (scheduled)

Effective Date of the Share Exchange (both companies)	November 30, 2026 (scheduled)

Note 1:

Orchestra Holdings plans to conduct the Share Exchange as a simplified share exchange pursuant to the main clause of Article 796, Paragraph 2 of the Companies Act, without requiring approval by resolution of a general meeting of shareholders of Orchestra Holdings.

Note 2:

The above schedule may be changed upon consultation and agreement between the Companies if required due to the progress of procedures for the Share Exchange or other reasons. Any change to the schedule will be announced promptly.

(2) Method of the Share Exchange

The Share Exchange is a share exchange under which Orchestra Holdings will be the wholly owning parent company and Sharing Innovations will be the wholly owned subsidiary. Orchestra Holdings plans to conduct the Share Exchange as a simplified share exchange pursuant to the main clause of Article 796, Paragraph 2 of the Companies Act without approval by resolution of a general meeting of shareholders, while Sharing Innovations will obtain approval of the Share Exchange Agreement by resolution of the Extraordinary General Meeting of Shareholders. The Share Exchange is scheduled to become effective on November 30, 2026.

(3) Details of the Allocation in the Share Exchange

	Orchestra Holdings (Wholly Owning Parent Company)	Sharing Innovations (Wholly Owned Subsidiary)
Share Exchange Ratio	1	0.478
Number of Shares to be Delivered in the Share Exchange	Common shares of Orchestra Holdings: 510,791 shares (scheduled)

Note	1: Share exchange ratio

Orchestra Holdings will allot and deliver 0.478 Orchestra Holdings Shares for each Sharing Innovations Share. However, no shares will be allotted in the Share Exchange with respect to Sharing Innovations Shares held by Orchestra Holdings (2,675,000 shares) at the Base Time (defined below). The share exchange ratio stated above (the “Share Exchange Ratio”) may be changed by agreement between the Companies after consultation if there is a material change in the conditions underlying the calculation.

Note	2: Number of Orchestra Holdings Shares to be delivered

In the Share Exchange, Orchestra Holdings plans to allot and deliver to the shareholders of Sharing Innovations as of the time immediately preceding the point when Orchestra Holdings acquires all issued shares of Sharing Innovations (excluding Sharing Innovations Shares held by Orchestra Holdings) (such time, the “Base Time”), excluding Orchestra Holdings and after cancellation of treasury shares described below, a number of Orchestra Holdings Shares calculated based on the Share Exchange Ratio in lieu of their Sharing Innovations Shares. Orchestra Holdings plans to use 510,791 treasury shares held by Orchestra Holdings for delivery.

Sharing Innovations plans, by resolution of its board of directors to be held no later than the day immediately preceding the effective date of the Share Exchange, to cancel at the Base Time all treasury shares held at the Base Time (49,700 shares), including shares acquired in response to share purchase demands by dissenting shareholders pursuant to Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange.

Note 3: Treatment of shares constituting less than one unit

Sharing Innovations shareholders who will hold less than one trading unit (fewer than 100 shares) of Orchestra Holdings Shares as a result of the Share Exchange will not be able to sell such shares on a financial instruments exchange. Such shareholders may request Orchestra Holdings to purchase their shares constituting less than one trading unit pursuant to Article 192, Paragraph 1 of the Companies Act.

Note 4: Treatment of fractions of less than one share

With respect to Sharing Innovations shareholders who would otherwise receive a fraction of less than one Orchestra Holdings Share as a result of the Share Exchange, Orchestra Holdings will, in accordance with Article 234 of the Companies Act and other applicable laws and regulations, sell a number of Orchestra Holdings Shares corresponding to the aggregate number of such fractions (with any fraction of less than one share in the aggregate rounded down) and distribute the proceeds in proportion to the respective fractions.

(4) Treatment of Share Options and Bonds with Share Options in Connection with the Share Exchange

As of today, Sharing Innovations has outstanding share options as shown in the column “Share Options Issued by Sharing Innovations” in the table below (32,492 options in total, representing an aggregate of 324,920 Sharing Innovations Shares underlying such options). Sharing Innovations has not issued any bonds with share options.

Share Options Issued by Sharing Innovations				Share Options to be Issued by Orchestra Holdings
Series	Number	Underlying Shares (Note 1)	Exercise Price (Note 2)	Series	Number (Note 3)	Underlying Shares (Notes 3,4)	Exercise Price (Note 2)
1st	350	3,500 shares	230 yen	5th	350	1,750 shares	482 yen
2nd	26,050	260,500 shares	230 yen	6th	26,050	130,250 shares	482 yen
3rd	6,092	60,920 shares	690 yen	7th	6,092	30,460 shares	1,444 yen

Note 1:	The underlying shares are Sharing Innovations Shares. The table states, for each series, the number of Sharing Innovations Shares underlying one share option multiplied by the number of share options.

Note 2:	The exercise price of each share option is the amount payable per share upon exercise of the share option and may be adjusted.

Note 3:

If any exercisable share options issued by Sharing Innovations are exercised, the number of share options to be issued by Orchestra Holdings and the number of underlying shares will decrease in proportion to the number exercised.

Note 4:	The underlying shares are Orchestra Holdings Shares. The table states, for each series, the number of Orchestra Holdings Shares underlying one share option multiplied by the number of share options.

In connection with the Share Exchange, Orchestra Holdings will allot to holders of the 1st through 3rd series of share options issued by Sharing Innovations as of the Base Time, for each share option held, the corresponding 5th through 7th series of share options to be issued by Orchestra Holdings as shown above, taking into account the terms of each share option and the Share Exchange Ratio.

Accordingly, at the Base Time, Orchestra Holdings plans to acquire the 1st through 3rd series of share options issued by Sharing Innovations and simultaneously allot and deliver newly issued 5th through 7th series of share options of Orchestra Holdings. Orchestra Holdings plans to cancel the 1st through 3rd series of share options of Sharing Innovations so acquired.

3. Basis and Other Matters Concerning the Allocation in the Share Exchange

(1) Basis and Reasons for the Allocation

To ensure the fairness and appropriateness of the Share Exchange Ratio described in Section 2, “Outline of the Share Exchange,” (3) “Details of the Allocation in the Share Exchange,” and of the Share Exchange in general, each of the Companies separately decided to request an independent third-party valuation institution to calculate the share exchange ratio and to receive legal advice from legal advisors independent of both Companies. Orchestra Holdings selected SBI SECURITIES Co., Ltd. (“SBI Securities”), which is independent of both Companies, as its financial advisor and third-party valuation institution. Sharing Innovations selected Akasaka International Accounting Co., Ltd. (“Akasaka International Accounting”), which is independent of both Companies, as its financial advisor and third-party valuation institution. Orchestra Holdings selected Kurahashi Law Office, and Sharing Innovations selected Anderson Mori & Tomotsune (“AMT”), each of which is independent of both Companies, as their respective legal advisors.

Each Company carefully examined the transaction with reference to the calculation results of the Share Exchange Ratio provided by its selected third-party valuation institution and advice from its legal advisor, while also taking into account the results of due diligence conducted on the other party. After comprehensively considering factors including their respective financial conditions, asset conditions and future outlooks, the Companies held multiple rounds of careful discussions and negotiations regarding the Share Exchange Ratio.

Orchestra Holdings, after careful discussion and consideration based on the valuation report regarding the Share Exchange Ratio obtained from SBI Securities, its third-party valuation institution, dated August 24, 2026, advice from Kurahashi Law Office, its legal advisor, and the results of due diligence conducted by Orchestra Holdings on Sharing Innovations, as described in (4) “Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, determined that the Share Exchange Ratio is appropriate and serves the interests of Orchestra Holdings shareholders and therefore that conducting the Share Exchange at the Share Exchange Ratio is appropriate.

Sharing Innovations, after careful discussion and consideration based on the valuation report regarding the Share Exchange Ratio obtained from Akasaka International Accounting, its third-party valuation institution, dated August 24, 2026 (the “Akasaka Share Exchange Ratio Valuation Report”), advice from AMT, its legal advisor, the results of due diligence conducted by Sharing Innovations on Orchestra Holdings, and instructions and advice from the special committee composed solely of members independent of both Companies and the success or failure of the Share Exchange (the “Special Committee”), as well as the written report received from the Special Committee dated August 24, 2026 (the “Special Committee Report”; for details, see ③ “Establishment of an independent Special Committee at Sharing Innovations and receipt of the Special Committee Report” below; for the content of the report, see the attached “Special Committee Report” dated August 24, 2026), determined that the Share Exchange Ratio is appropriate and serves the interests of Sharing Innovations’ minority shareholders and therefore that conducting the Share Exchange at the Share Exchange Ratio is appropriate.

As disclosed in the “Notice Regarding Revision of Full-Year Earnings Forecast” dated November 14, 2025, Sharing Innovations revised downward its full-year earnings forecast for the fiscal year ended December 2025. However, Sharing Innovations subsequently announced its actual full-year financial results for the fiscal year ended December 2025 in the “Consolidated Financial Results for the Fiscal Year Ended December 31, 2025 [Japanese GAAP]” dated February 13, 2026. Accordingly, the market price of Sharing Innovations Shares can be considered to have been formed on the basis of such actual results, and the past downward revision of the earnings forecast for a fiscal year for which actual results have already been announced does not affect the appropriateness of the value per share of Sharing Innovations Shares. Therefore, the Companies believe that the Share Exchange Ratio has been appropriately considered, including consideration of the simple average of the closing prices of Sharing Innovations Shares during the six-month period up to the valuation reference date (August 24, 2026) under the market price method.

In addition, as disclosed in the “Notice Regarding Withdrawal of the Medium-Term Management Plan” dated February 13, 2026, Sharing Innovations determined that it would be difficult to achieve its medium-term management plan due to deviations from the assumptions made at the time the plan was formulated, including changes in the external environment surrounding Sharing Innovations (in the Salesforce area, growth in the CRM market for small and medium-sized enterprises and the marketing automation market has slowed. Although Sharing Innovations has shifted its focus toward mid-sized and enterprise customers since 2024, projects have become increasingly complex and larger in scale, resulting in an increased need for project managers (“PM”) and project leaders (“PL”) capable of handling projects of such complexity and scale, while there has been a shortage of PM and PL personnel. In the SES (partner) area, the trend toward in-house development has progressed across the industry, customer needs have shifted toward more specialized markets, and market demand in legacy and low-skill areas has declined.) and the change of its President and Representative Director. In addition, in order to pursue management with a clearer vision for the future and a stronger focus on execution, Sharing Innovations withdrew its medium-term management plan for the period from 2025 to 2027.

As described in “1. Purpose of the Share Exchange” above, Sharing Innovations’ decision to proceed with the Share Exchange was made in light of factors including its reduced capacity for investment. As its market price has been on a downward trend following the disclosures concerning its full-year financial results for the fiscal year ended December 2025 and the withdrawal of its medium-term management plan, Sharing Innovations formulated, in considering the Share Exchange, a business plan for the period from 2026 to 2030 based on the best estimates currently available (the “Business Plan”). In considering the Share Exchange Ratio, Sharing Innovations has sought to ensure fairer transaction terms for its minority shareholders by taking into account not only the market price, which has been on a downward trend in response to information already publicly disclosed, but also the valuation results under the discounted cash flow (DCF) method based on the Business Plan.

Accordingly, the Companies concluded that the Share Exchange Ratio is appropriate and serves the interests of the respective shareholders of both Companies, and pursuant to their respective board resolutions today resolved to conduct the Share Exchange using the Share Exchange Ratio. The Share Exchange Ratio may be changed by agreement between the Companies after consultation if there is a material change in the conditions underlying the calculation.

(2) Matters Concerning the Valuation

① Names of valuation institutions and their relationships with the Companies

SBI Securities, the third-party valuation institution of Orchestra Holdings, and Akasaka International Accounting, the third-party valuation institution of Sharing Innovations, are both valuation institutions independent of the Companies, are not related parties of the Companies, and have no material interests in the Share Exchange that are required to be disclosed. The fees payable to SBI Securities in connection with the Share Exchange include a success fee payable subject to completion of the Share Exchange and other conditions; however, Orchestra Holdings believes that, taking into account general market practice for similar transactions, the inclusion of such a success fee does not in itself impair SBI Securities’ independence. The fees payable to Akasaka International Accounting consist solely of fixed fees payable regardless of whether the Share Exchange is completed and do not include any success fee contingent on announcement or completion of the Share Exchange.

② Overview of valuation

(i) Valuation by SBI Securities

With respect to Orchestra Holdings, SBI Securities conducted its valuation using the market price average method, as Orchestra Holdings Shares are listed on the Prime Market of the Tokyo Stock Exchange and have an observable market price (using August 24, 2026 as the valuation reference date, and adopting the closing price on the valuation reference date on the Tokyo Stock Exchange and the simple averages of the closing prices for the one-month, three-month, and six-month periods immediately preceding the valuation reference date).

With respect to Sharing Innovations, SBI Securities conducted its valuation using the market price average method, as Sharing Innovations Shares are listed on the Growth Market of the Tokyo Stock Exchange and have an observable market price (using August 24, 2026 as the valuation reference date, and adopting the closing price on the valuation reference date on the Tokyo Stock Exchange and the simple averages of the closing prices for the one-month, three-month, and six-month periods immediately preceding the valuation reference date), as well as the discounted cash flow method (the “DCF Method”) in order to reflect the status of future business activities in the valuation.

The results of the calculation of the Share Exchange Ratio under each valuation method, assuming that the per-share value of Orchestra Holdings Shares is 1, are as follows.

Valuation Method	Calculation Results of the Share Exchange Ratio
Market Price Average Method	0.407~0.487
DCF Method	0.419~0.616

In calculating the Share Exchange Ratio, SBI Securities assumed that all publicly available information and all information provided to SBI Securities were accurate and complete, and did not independently verify the accuracy or completeness of such information. SBI Securities did not independently conduct any valuation, appraisal or assessment of the assets or liabilities (including derivatives, off-balance-sheet assets and liabilities, and other contingent liabilities) of the Companies or their affiliates, including any analysis or valuation of individual assets and liabilities, nor did it request any third-party institution to conduct any such appraisal or assessment. With respect to the financial forecasts and other forward-looking information of Sharing Innovations, SBI Securities assumed that such information had been reasonably reviewed or prepared by the management of Sharing Innovations based on the best forecasts and judgments available as of the date thereof. The valuation by SBI Securities reflects the information and economic conditions available to SBI Securities as of August 24, 2026. The valuation by SBI Securities was conducted solely for the purpose of providing a reference for the Board of Directors of Orchestra Holdings in considering the Share Exchange Ratio and does not constitute an opinion as to the fairness of the Share Exchange Ratio.

The financial forecasts of Sharing Innovations used by SBI Securities as the basis for its valuation under the DCF Method do not include any fiscal year in which a significant increase or decrease in profit or free cash flow is expected. In addition, such financial forecasts do not assume the implementation of the Share Exchange.

(ii) Valuation by Akasaka International Accounting

Akasaka International Accounting conducted its valuation of Orchestra Holdings using the market price method, as Orchestra Holdings is listed on the Prime Market of the Tokyo Stock Exchange and has an observable market price. With respect to Sharing Innovations, Akasaka International Accounting conducted its valuation using the market price method, as Sharing Innovations is listed on the Growth Market of the Tokyo Stock Exchange and has an observable market price, and the DCF method in order to reflect the status of future business activities in the valuation. The results of the calculation of the Share Exchange Ratio under each valuation method, assuming that the per-share value of Orchestra Holdings is 1, are as follows.

Valuation Method	Calculation Results of the Share Exchange Ratio
Market Price Method	0.408~0.487
DCF Method	0.423~0.662

Under the Market Price Method, August 24, 2026 was used as the valuation reference date, and the closing price on the valuation reference date and the simple averages of the closing prices for the one-month, three-month, and six-month periods up to the valuation reference date were adopted.

Under the DCF Method, the corporate value of Sharing Innovations was evaluated by discounting the future cash flows based on the financial forecasts in the Business Plan prepared by Sharing Innovations to their present value using a certain discount rate. Since it is difficult at this time to specifically estimate the synergies expected to be realized through the Share Exchange, such financial forecasts were prepared based on the standalone business plan of Sharing Innovations without taking such synergies into account. In addition, a weighted average cost of capital (WACC) of 12.5% to 14.2% was adopted as the discount rate. Furthermore, in calculating the cost of capital, a size risk premium was taken into account in consideration of the size of Sharing Innovations and other factors. In addition, the perpetual growth method and the EXIT multiple method were adopted in calculating the terminal value. Under the perpetual growth method, the perpetual growth rate was set at 0.0% to 1.0% after comprehensively taking into account the external environment and other factors. Under the EXIT multiple method, an EV/EBITDA multiple of 2.8x to 4.1x was adopted with reference to listed companies with business activities, business scale and other characteristics similar to those of Sharing Innovations, resulting in a terminal value ranging from JPY 593 million to JPY 1,380 million.

The Business Plan used as the basis for calculating the equity value of Sharing Innovations under the DCF Method was prepared by Sharing Innovations in connection with its consideration of the Share Exchange and covers the period from the fiscal year ending December 2026 through the fiscal year ending December 2030, which Sharing Innovations considers to be the period for which it can make its best estimates in light of its business operations, business environment and other relevant factors.

In preparing the Business Plan, Sharing Innovations did not include any new businesses and assumed growth in its existing businesses, particularly growth in the data and AI area of its existing businesses. (In the data area, Sharing Innovations supports companies in utilizing their data assets by providing comprehensive assistance, including centralized management of data in various formats, enhanced information sharing across departments, improvement of data accuracy through data cleansing and other measures, and the proposal and implementation of optimal BI tools through to operational support, thereby helping to improve operational efficiency and the accuracy of decision-making. In the AI area, after identifying customers’ needs, including the objectives and goals of implementation, Sharing Innovations works together with customers to explore the potential for utilizing AI and provides comprehensive support from selection and implementation through to operation. Recently, inquiries regarding such needs for the utilization of data and AI have been increasing. In Sharing Innovations’ business, this data and AI area is included among the new areas on which Sharing Innovations has been focusing since 2025.)

The financial forecasts based on the Business Plan used as the basis for the valuation are as follows, and do not include any fiscal year in which a significant increase or decrease in profit or free cash flow is expected compared with the previous fiscal year.

(Unit: JPY million)
	FY ended December 2026	FY ended December 2027	FY ended December 2028	FY ended December 2029	FY ended December 2030
Revenue	4,051	3,959	4,089	4,225	4,411
Operating Profit	120	146	173	209	251
EBITDA	241	267	294	330	372
Free Cash Flow	207	220	182	205	229

Akasaka International Accounting used, in principle, the materials and information provided to it in connection with the calculation of the Share Exchange Ratio, as well as publicly available information, without independent verification, and assumed that all materials and information subject to its analysis and consideration were accurate and complete and that there were no undisclosed facts that could have a material impact on the calculation of the Share Exchange Ratio. Akasaka International Accounting did not independently verify, and assumes no obligation to verify, the accuracy or completeness of such materials and information.

Akasaka International Accounting did not independently conduct any valuation, appraisal or assessment of any assets or liabilities (including, but not limited to, derivatives, off-balance-sheet assets and liabilities, and other contingent liabilities) of Orchestra Holdings, Sharing Innovations or their respective affiliates, including any analysis or valuation of individual assets and liabilities, nor did it request any third party to conduct any such valuation, appraisal or assessment. Akasaka International Accounting assumed that the information provided regarding the financial forecasts of Sharing Innovations had been reasonably prepared based on the best forecasts and judgments currently available to management and, with the consent of Sharing Innovations, relied on such information without independent verification. The valuation by Akasaka International Accounting is based on financial, economic, market and other conditions as of August 24, 2026.

(3) Expected Delisting and Reasons Therefor

As Sharing Innovations will become a wholly owned subsidiary of Orchestra Holdings on the effective date of the Share Exchange, scheduled for November 30, 2026, the Sharing Innovations Shares are scheduled to be delisted on November 26, 2026 (with the final trading date scheduled for November 25, 2026) following prescribed procedures in accordance with the delisting criteria of the Growth Market of the Tokyo Stock Exchange. After delisting, Sharing Innovations Shares will no longer be tradable on the Growth Market. If the currently scheduled effective date changes, the delisting date is also expected to change.

Even after the Sharing Innovations Shares are delisted, the Orchestra Holdings Shares to be allotted to Sharing Innovations shareholders in the Share Exchange are listed on the Prime Market of the Tokyo Stock Exchange. Therefore, holdings of one trading unit or more will remain tradable on a financial instruments exchange after the effective date, thereby continuing to provide share liquidity.

Shares constituting less than one trading unit cannot be sold on the Prime Market, but shareholders may use the purchase system for shares constituting less than one trading unit if they wish. For details, see Note 3, “Treatment of shares constituting less than one trading unit,” under Section 2 (3). For details on fractions of less than one share arising from the Share Exchange, see Note 4, “Treatment of fractions of less than one share,” under Section 2 (3).

Sharing Innovations shareholders may continue to trade their Sharing Innovations Shares on the Growth Market in the ordinary manner until the final trading date, scheduled for November 25, 2026, and may exercise lawful rights under the Companies Act and other applicable laws and regulations until the Base Time.

(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)

As of today, Orchestra Holdings already holds 2,675,000 Sharing Innovations Shares (representing 71.46% of the 3,743,600 shares calculated by subtracting 49,700 treasury shares as of December 31, 2025 from 3,793,300 total issued shares as of the same date), Sharing Innovations is a consolidated subsidiary of Orchestra Holdings, and Orchestra Holdings is the parent company of Sharing Innovations. Accordingly, the Companies determined that it was necessary to avoid conflicts of interest and ensure the fairness of the Share Exchange and have implemented the following measures.

① Obtaining valuation reports from independent third-party valuation institutions

Orchestra Holdings selected SBI Securities, and Sharing Innovations selected Akasaka International Accounting, each an independent third-party valuation institution, and each obtained a valuation report regarding the Share Exchange Ratio. For an overview of the reports, see (2) above. Neither Company obtained, from its respective third-party valuation institution, a fairness opinion stating that the Share Exchange Ratio is reasonable or fair from a financial perspective.

② Advice from independent law firms

Orchestra Holdings selected Kurahashi Law Office as its legal advisor and has received legal advice regarding the procedures for the Share Exchange and the method and process of Orchestra Holdings’ decision-making. Kurahashi Law Office is independent of both Companies and has no material interest in either Company. Sharing Innovations selected AMT as its legal advisor and has received legal advice regarding the procedures for the Share Exchange and the method and process of Sharing Innovations’ decision-making. AMT is independent of both Companies and has no material interest in either Company. At the first meeting of the Special Committee held on July 10, 2026, the Special Committee confirmed that there were no particular issues regarding AMT’s independence and approved its appointment as Sharing Innovations’ legal advisor.

③ Establishment of an independent Special Committee at Sharing Innovations and receipt of the Special Committee Report

i. Background to establishment

On June 29, 2026, when Sharing Innovations received a proposal for the Share Exchange from Orchestra Holdings and began specific consideration of the transaction, its board established the Special Committee on July 5, 2026, before deliberating and resolving on whether to conduct the Share Exchange. The purposes were to ensure careful decision-making, eliminate arbitrariness and potential conflicts of interest in the board decision-making process, ensure fairness, and obtain an opinion on whether a decision by the Sharing Innovations board to conduct the Share Exchange would be fair to Sharing Innovations’ public shareholders. The Special Committee consists of three members independent of Orchestra Holdings and the success or failure of the Share Exchange and registered with the Tokyo Stock Exchange as independent officers: outside directors Takehiko Mizutani and Norio Uemura, and outside Audit & Supervisory Board member (full-time Audit & Supervisory Board member) Naoki Tomita. Naoki Tomita was employed by Orchestra Holdings until July 2019; however, during his tenure at Orchestra Holdings, he belonged to the Internal Audit Office and was engaged in auditing business execution departments, a role that did not itself involve business execution. He was appointed as an Audit & Supervisory Board member of Sharing Innovations in March 2019, and a considerable period of time has elapsed since his appointment. Furthermore, there are currently no personal, capital, or business relationships between Mr. Tomita and Orchestra Holdings. Given that he is no longer subject to the influence of Orchestra Holdings, Sharing Innovations determined that there were no concerns regarding the independence required of him as a member of the Special Committee. In addition, taking into consideration his extensive knowledge of finance and accounting as a certified public accountant, he was appointed as a member of the Special Committee. Takehiko Mizutani was elected chairperson by mutual vote of the members. Compensation of the Special Committee members consists solely of fixed compensation payable regardless of the success or failure of the Share Exchange or the content of the report and does not include any success fee contingent on completion of the Share Exchange.

Sharing Innovations requested the Special Committee to consider: (a) whether the purpose of the Share Exchange is reasonable, including whether it contributes to enhancement of Sharing Innovations’ corporate value; (b) whether fairness of the terms of the Share Exchange, including the Share Exchange Ratio, is ensured; (c) whether sufficient consideration is given to the interests of Sharing Innovations’ public shareholders through fair procedures; and (d) in addition to (a) through (c), whether the Share Exchange is considered fair to public shareholders (collectively, the “Consultation Matters”). In making this request, the Sharing Innovations board resolved that it would give maximum respect to the Special Committee’s conclusions in making decisions regarding the Share Exchange and that, if the Special Committee determined that the transaction terms were inappropriate, the board would not implement the Share Exchange on those terms.

The Sharing Innovations board also granted the Special Committee authority to: (i) substantively participate in negotiations regarding the transaction terms by confirming negotiation policies in advance, receiving timely reports on status, expressing opinions, and giving instructions or requests; (ii) commission third-party valuation institutions or other professionals to conduct equity value valuations of Orchestra Holdings and Sharing Innovations, provide a fairness opinion regarding the Share Exchange, or perform other matters deemed necessary by the Special Committee, with reasonable costs borne by Sharing Innovations; and (iii) require directors, employees and other persons deemed necessary by the Special Committee to attend meetings and provide explanations of necessary information to ensure appropriate judgment.

ii. Review process

The Special Committee met a total of 8 times from July 10, 2026 through August 24, 2026 and also carefully reviewed the Consultation Matters through information gathering and discussions by email and other means outside formal meetings as necessary.

Specifically, the Special Committee confirmed that there were no issues regarding the independence or expertise of Akasaka International Accounting, Sharing Innovations’ third-party valuation institution, and AMT, its legal advisor, and approved their appointments. The Special Committee also confirmed that it would obtain expert advice from Sharing Innovations’ advisors as necessary and would not appoint separate advisors of its own.

The Special Committee sent a total of 4 written questionnaires to the Companies in July 2026 and received responses regarding the background leading to the Share Exchange, the synergies expected to be created, the appropriateness of the transaction structure, and growth strategies after the Share Exchange. The Special Committee also received explanations from Sharing Innovations regarding its consideration of the Share Exchange, including the foregoing matters, and conducted question-and-answer sessions. It received explanations from Sharing Innovations regarding the preparation process and contents of the business plan underlying the calculation of the Share Exchange Ratio, material assumptions and the background to preparation, and confirmed and approved the reasonableness thereof. The Special Committee received advice from AMT regarding the method and process of decision-making by the Sharing Innovations board, operation of the Special Committee, and other measures to ensure procedural fairness and avoid conflicts of interest. It also received explanations from Akasaka International Accounting regarding the methodology and results of the calculation of the Share Exchange Ratio and conducted question-and-answer sessions.

The Special Committee was also kept appropriately informed of the background and content of discussions and negotiations between the Companies and, until receipt of Orchestra Holdings’ final proposal regarding the Share Exchange Ratio, discussed negotiation policies on multiple occasions and expressed opinions to Sharing Innovations, thereby substantively participating in the negotiation process with Orchestra Holdings.

iii. Conclusions

After careful deliberation and consideration of the Consultation Matters in light of the process described above, the Special Committee unanimously submitted to the Sharing Innovations board, dated August 24, 2026, a written report stating that the Share Exchange is fair to Sharing Innovations’ public shareholders. For the content of the Special Committee Report, see the attached “Special Committee Report” dated August 24, 2026.

④ Approval by all disinterested directors of Sharing Innovations and no objection from all disinterested Audit & Supervisory Board members

Taking into account the legal advice received from AMT, financial advice received from Akasaka International Accounting, the content of the Akasaka Share Exchange Ratio Valuation Report, the Special Committee Report obtained from the Special Committee, the content of multiple ongoing discussions conducted by the Special Committee with the Companies, and other relevant materials, Sharing Innovations carefully discussed and considered whether the Share Exchange would contribute to the enhancement of Sharing Innovations’ corporate value and whether the transaction terms relating to the Share Exchange, including the Share Exchange Ratio, were appropriate. As a result, the Board of Directors of Sharing Innovations unanimously resolved today to execute the Share Exchange Agreement.

At the meeting of the Board of Directors, all Audit & Supervisory Board members of Sharing Innovations expressed their opinion that they had no objection to the adoption of such resolution.

Keita Yanagi, a director of Sharing Innovations, had served as a director of Orchestra Holdings until around January 2019; however, a considerable period of time has elapsed since his transfer to Sharing Innovations, and it was determined that he is no longer subject to the influence of Orchestra Holdings. Accordingly, he participated in the deliberations and resolution of the Board of Directors of Sharing Innovations regarding the Share Exchange.

In addition, Naoki Tomita, an Audit & Supervisory Board member of Sharing Innovations, was employed by Orchestra Holdings until July 2019; however, a considerable period of time has elapsed since his appointment as an Audit & Supervisory Board member of Sharing Innovations, and it was determined that he is no longer subject to the influence of Orchestra Holdings. Accordingly, he participated in the meeting of the Board of Directors of Sharing Innovations regarding the Share Exchange.

⑤ Establishment of an independent review framework at Sharing Innovations

Sharing Innovations established an internal framework to review, negotiate and make decisions regarding the Share Exchange from a position independent of Orchestra Holdings. Specifically, based on advice from AMT, after receiving the Share Exchange proposal from Orchestra Holdings in June 2026, Sharing Innovations established a framework excluding persons concurrently serving as officers or employees of Orchestra Holdings and secondees from Orchestra Holdings when considering the Share Exchange (including preparation of the business plan forming the basis for calculating the Share Exchange Ratio) and conducting discussions and negotiations with Orchestra Holdings.

⑥ Securing opportunities for acquisition proposals by other acquirers (market check)

The Companies have not entered into any agreement containing transaction protection provisions that prohibit Sharing Innovations from contacting potential acquirers other than Orchestra Holdings (“Competing Acquirers”), nor any other agreement that would restrict a Competing Acquirer from contacting Sharing Innovations.

In addition, the Extraordinary General Meeting of Shareholders of Sharing Innovations to approve the Share Exchange Agreement is scheduled to be held on October 26, 2026, two months after the public announcement of execution of the Share Exchange Agreement. The Companies therefore believe that, compared with other corporate acquisition transactions, sufficient opportunity will be available for Competing Acquirers.

⑦ Approval by all disinterested directors of Orchestra Holdings and no objection from all Audit & Supervisory Board members

At the Orchestra Holdings board meeting held today at which the proposal concerning the Share Exchange was resolved, four of Orchestra Holdings’ six directors, excluding Yoshiro Nakamura and Toshiki Sato, deliberated on the matter and unanimously approved implementation of the Share Exchange. Yoshiro Nakamura and Toshiki Sato are beneficiaries of the 2nd series of share options issued by Sharing Innovations and, because they have or may have a conflict of interest regarding the Share Exchange, neither participated in the deliberations or resolutions of the Orchestra Holdings board regarding the Share Exchange, nor participated, on behalf of Orchestra Holdings, in discussions or negotiations with Sharing Innovations regarding the Share Exchange.

All three Audit & Supervisory Board members of Orchestra Holdings attended the above board meeting and each stated that they had no objection to the above resolution.

4. Overview of the Companies Party to the Share Exchange

		Wholly Owning Parent Company	Wholly Owned Subsidiary
(1)	Name	Orchestra Holdings Inc.	Sharing Innovations Inc.

(2)	Location	4-20-3 Ebisu, Shibuya-ku, Tokyo	4-20-3 Ebisu, Shibuya-ku, Tokyo

(3)	Representative	Yoshiro Nakamura, President and Representative Director	Takahiro Tsutsumi, President and Representative Director

(4)	Business Description	Digital Transformation Business, Digital Marketing Business, IP & Entertainment Business, and Other Businesses	Digital Transformation Business and Platform Business

(5)	Capital	354 million yen	436 million yen

(6)	Date of Establishment	June 17, 2009	June 6, 2008

(7)	Number of Issued Shares	10,034,200 shares (as of March 31, 2026)	3,793,300 shares (as of March 31, 2026)

(8)	Fiscal Year End	December 31	December 31

(9)	Number of Employees	1,178 (consolidated; as of December 31, 2025)	212 (consolidated; as of December 31, 2025)

(10)	Major Customers	—	—

(11)	Major Banks	Mizuho Bank, Ltd. Resona Bank, Limited Sumitomo Mitsui Banking Corporation Sumitomo Mitsui Trust Bank, Limited	Mizuho Bank, Ltd. Resona Bank, Limited

(12)	Major Shareholders and Ownership Ratios (as of end-December 2025)	Yoshiro Nakamura 17.92%	Orchestra Holdings Inc. 71.46%

		Toshiki Sato 16.77%	SBI SECURITIES Co., Ltd. 5.67%

		Yoshi Capital Co., Ltd. 8.22%	Keiji Shibai 2.12%

		TSK capital Co., Ltd. 8.22%	Ueda Yagi Tanshi Co., Ltd. 1.30%

		Toshiaki Wakiyama 4.35%	Akihisa Suzuki 0.93%

		The Master Trust Bank of Japan, Ltd. (Trust Account) 4.26%	Yasunaga Aoyama 0.80%

		Kenji Suzuki 3.43%	Toshiya Shiohara 0.72%

		Kyoichi Kageyama 2.23%	Yasuhiko Nakajima 0.58%

		Taiji Iwazaki 1.92%	Nomura Securities Co., Ltd. 0.56%

		Naomi Iyogi 1.85%	Matsui Securities Co., Ltd. 0.54%

(13)	Relationship between the Companies

	Capital Relationship	Orchestra Holdings owns 2,675,000 Sharing Innovations shares (71.46% of the number of shares obtained by subtracting 49,700 treasury shares held by Sharing Innovations as of March 31, 2026 from 3,793,300 total issued shares as of the same date), and Sharing Innovations is a consolidated subsidiary of Orchestra Holdings.

	Personnel Relationship	None.

	Business Relationship	Orchestra Holdings provides Sharing Innovations with support for administrative operations and other matters. Sharing Innovations provides Orchestra Holdings with system-related services and other services.

	Related-Party Status	Sharing Innovations is a consolidated subsidiary of Orchestra Holdings, and Orchestra Holdings is the parent company of Sharing Innovations.

(14)	Consolidated Operating Results and Financial Position for the Most Recent Three Fiscal Years

Orchestra Holdings

Fiscal Year End	FY ended December 2023 (Japanese GAAP)	FY ended December 2024 (IFRS)	FY ended December 2025 (IFRS)
Net Assets	6,036	—	—
Total Assets	12,712	—	—
Net Assets per Share (Yen)	558.68	—	—
Net Sales	12,109	—	—
Operating Profit	765	—	—
Ordinary Profit	776	—	—
Profit Attributable to Owners of Parent	474	—	—
Earnings per Share (Yen)	48.31	—	—
Total Equity	—	6,497	7,014
Total Assets	—	14,380	16,159
Equity Attributable to Owners of Parent per Share (Yen)	—	619.69	688.95
Revenue	—	14,036	15,768
Operating Profit	—	1,331	1,442
Profit Before Tax	—	1,312	1,385
Profit Attributable to Owners of Parent	—	740	816
Basic Earnings per Share (Yen)	—	75.45	84.92
Dividend per Share (Yen)	10.00	11.00	12.00
Sharing Innovations

Fiscal Year End	FY ended December 2023	FY ended December 2024	FY ended December 2025
Net Assets	1,448	1,585	1,609
Total Assets	2,318	2,452	2,330
Net Assets per Share (Yen)	386.61	423.24	429.65
Net Sales	5,057	5,169	4,458
Operating Profit	124	239	100
Ordinary Profit	126	235	93
Profit Attributable to Owners of Parent	34	137	23
Earnings per Share (Yen)	9.09	36.60	6.40
Dividend per Share (Yen)	—	—	—

(Unit: million yen, except as otherwise indicated.)

Note:	Orchestra Holdings has applied IFRS beginning with the fiscal year ended December 2025. Financial figures for the fiscal year ended December 2024 have also been restated under IFRS.

5. Status After the Share Exchange

Wholly Owning Parent Company
(1)	Name	Orchestra Holdings Inc.

(2)	Location	4-20-3 Ebisu, Shibuya-ku, Tokyo

(3)	Representative	Yoshiro Nakamura, President and Representative Director

(4)	Business Description	Digital Transformation Business, Digital Marketing Business, IP & Entertainment Business, and Other Businesses

(5)	Capital	354 million yen

(6)	Fiscal Year End	December 31

(7)	Net Assets	Not determined at this time.

(8)	Total Assets	Not determined at this time.

6. Overview of Accounting Treatment

Because the acquisition of the remaining shares of a consolidated subsidiary through the Share Exchange represents an additional acquisition of shares in an existing consolidated subsidiary, it will be accounted for as an equity transaction in the consolidated financial statements of Orchestra Holdings in accordance with IFRS 10 “Consolidated Financial Statements.” Accordingly, the difference arising from the Share Exchange will be recognized directly in equity and will have no impact on consolidated profit or loss.

7. Outlook

Sharing Innovations, currently a consolidated subsidiary of Orchestra Holdings, will become a wholly owned subsidiary of Orchestra Holdings following the Share Exchange.

The impact of the Share Exchange on Orchestra Holdings and Sharing Innovations has not been determined at this time. If any matter requiring disclosure arises, it will be disclosed promptly.

8. Matters Concerning MBOs and Similar Transactions

(1) Opinion of the Special Committee Regarding Fairness to Public Shareholders

Orchestra Holdings is the largest shareholder of Sharing Innovations, already holding 2,675,000 Sharing Innovations Shares (71.46% of the shares obtained by subtracting 49,700 treasury shares as of December 31, 2025 from 3,793,300 total issued shares as of the same date), and is the parent company and controlling shareholder of Sharing Innovations. Accordingly, the “Requirements Applicable to MBOs and Similar Transactions” prescribed in Article 441 of the Securities Listing Regulations apply to the Share Exchange. Sharing Innovations has therefore obtained an opinion from the Special Committee dated August 24, 2026 stating that the decision to conduct the Share Exchange is fair to Sharing Innovations’ public shareholders. For details, please refer to the attached document containing the opinion, the “Special Committee Report” dated August 24, 2026.

(2) Compliance with Guidelines on Measures to Protect Minority Shareholders

In its Corporate Governance Report disclosed on March 26, 2026, Sharing Innovations states in its “Guidelines on measures to protect minority shareholders when conducting transactions with the controlling shareholder, etc.” that, in order to ensure the fairness and reasonableness of transactions between the Group and its controlling shareholder and to conduct such transactions appropriately, the Company acts in accordance with its Related-Party Transaction Management Regulations, compares the transaction terms with those applicable to third-party transactions, verifies the reasonableness of the transaction and the appropriateness of the terms from the perspective of independence from Orchestra Holdings, and obtains board approval of an outline of the transaction terms before following the prescribed procedures.

With respect to the Share Exchange, Sharing Innovations has implemented measures to ensure fairness and avoid conflicts of interest as described in Section 3 (4) above.

Accordingly, Sharing Innovations has determined that the Share Exchange complies with its above-mentioned “Guidelines for Measures to Protect Minority Shareholders in Conducting Transactions with a Controlling Shareholder”.

(3) Matters Concerning Measures to Ensure Fairness and Avoid Conflicts of Interest

Because the Share Exchange constitutes a transaction with a controlling shareholder for Sharing Innovations, Sharing Innovations determined that measures to ensure fairness and avoid conflicts of interest were necessary. The Sharing Innovations board carefully discussed and considered the terms and conditions of the Share Exchange and made its decision after ensuring fairness and avoiding conflicts of interest by implementing the measures described in Section 3 (4) above.

End

Reference:

Consolidated Earnings Forecasts for the Current Fiscal Year and Consolidated Results for the Previous Fiscal Year

Orchestra Holdings — current-year consolidated earnings forecast (announced February 13, 2026) and previous-year consolidated results

	Consolidated Revenue	Consolidated Operating Profit	Consolidated Profit Before Tax	Profit Attributable to Owners of Parent
Forecast for FY ending December 2026	17,500	1,600	1,550	960
Results for FY ended December 2025	15,768	1,442	1,385	816

(Unit: million yen)

Sharing Innovations — current-year consolidated earnings forecast (announced February 13, 2026) and previous-year consolidated results

	Consolidated Net Sales	Consolidated Operating Profit	Consolidated Ordinary Profit	Profit Attributable to Owners of Parent
Forecast for FY ending December 2026	4,500	120	119	40
Results for FY ended December 2025	4,458	100	93	23

(Unit: million yen)

Reference: “Special Committee Report” dated August 24, 2026 (attached)

(Attachment)

5th Series of Share Options of Orchestra Holdings Inc.

1. Number of Share Options

350 Share Options

The total number of shares that may be delivered upon exercise of the Share Options shall be 1,750 shares of common stock of the Company; provided, however, that if the number of shares to be delivered per Share Option is adjusted pursuant to 2. below, such total number shall be the number obtained by multiplying the adjusted number of shares to be delivered by the number of Share Options.

2. Class, Details and Number of Shares Underlying the Share Options

Common shares: 1,750 shares

The number of shares underlying each Share Option shall be 5 common shares of the Company.

However, if the Company conducts a share split or share consolidation after the allotment date of the Share Options, the number of shares to be allotted shall be adjusted in accordance with the following formula, and any fraction of less than one share resulting from such adjustment shall be rounded down.

Number of Shares to Be Allotted after Adjustment

= Number of Shares to Be Allotted before Adjustment × Ratio of Share Split or Share Consolidation

3. Amount to Be Paid upon Exercise of the Share Options

The contribution to be made upon exercise of the Share Options shall be in cash, and the amount thereof shall be equal to the amount per share to be paid upon exercise of the Share Options (the “Exercise Price”) multiplied by the number of shares underlying each Share Option.

The Exercise Price shall be JPY 482.

However, if the Company conducts a share split or share consolidation after the allotment date of the Share Options, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction of less than one yen resulting from such adjustment shall be rounded up.

Exercise Price after Adjustment = Exercise Price before Adjustment ×	1
Ratio of Share Split or Share Consolidation

Also, if the Company issues new shares or disposes of treasury shares at a price below the market price after the allotment date of the Share Options, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction of less than one yen resulting from such adjustment shall be rounded up.

Exercise Price after Adjustment	=	Exercise Price before Adjustment	×	Number of Existing Shares	+	Number of Newly Issued Shares × Amount Paid per Share
Market Price per Share
Number of Existing Shares + Number of Newly Issued Shares

For purposes of the above formula, the “Number of Existing Shares” shall mean the total number of issued common shares of the Company less the number of treasury shares of common shares of the Company. In the event that the Company disposes of treasury shares of its common shares, the “Number of Newly Issued Shares” shall be replaced with the “Number of Treasury Shares to Be Disposed of.”

In addition to the foregoing, if, after the allotment date of the Share Options, the Company merges with another company, conducts a company split, or otherwise requires an adjustment to the Exercise Price in circumstances similar to the foregoing, the Company may appropriately adjust the Exercise Price within a reasonable range.

4. Exercise Period of the Share Options

From November 30, 2026 to June 24, 2029.

5. Matters Concerning Increases in Capital and Capital Reserve upon Issuance of Shares through Exercise of the Share Options

The amount of capital to be increased upon the issuance of shares through the exercise of the Share Options shall be one-half of the maximum amount of increase in capital, etc. calculated in accordance with applicable laws and regulations, and any fraction of less than one yen resulting from such calculation shall be rounded up. The remaining amount shall be credited to capital reserve.

6. Conditions for Exercise of the Share Options

(1) The holder of the Share Options must remain a director or employee of the Company or any of its affiliated companies at the time of exercising the Share Options; provided, however, that this shall not apply in the event of retirement upon expiration of the term of office, mandatory retirement, or any other case where the Board of Directors determines that there is a justifiable reason.

(2) The Share Options may not be exercised by any heir of a holder of the Share Options.

(3) The Share Options may not be exercised if such exercise would cause the total number of issued shares of the Company to exceed the total number of shares authorized to be issued by the Company at that time.

(4) No Share Option may be exercised in part.

7. Matters Concerning Acquisition of the Share Options

(1) If a merger agreement under which the Company will become a disappearing company, an absorption-type company split agreement or incorporation-type company split plan under which the Company will become a splitting company, or a share exchange agreement or share transfer plan under which the Company will become a wholly owned subsidiary is approved by the General Meeting of Shareholders (or by resolution of the Board of Directors if approval by the General Meeting of Shareholders is not required), the Company may acquire all of the Share Options without consideration on a date separately determined by the Board of Directors of the Company.

(2) If a holder of the Share Options becomes unable to exercise the Share Options pursuant to the provisions of 6. above before exercising such Share Options, the Company may acquire the Share Options without consideration.

(3) The Company may acquire without consideration any Share Options that have not become subject to inheritance, and the notice to holders of the Share Options pursuant to Article 274, Paragraph 3 of the Companies Act shall be sufficient if given to those whom the Company considers appropriate among the statutory heirs of the holder of the Share Options. However, if such notice is deemed unnecessary based on the interpretation of laws and regulations, the Company may acquire the Share Options without consideration without giving such notice.

8. Matters Concerning Transfer of the Share Options

Any transfer of the Share Options shall require approval by resolution of the Board of Directors of the Company.

9. Treatment of the Share Options in the Event of a Corporate Reorganization

If an agreement, plan or other document relating to a corporate reorganization provides that share options of a company specified below shall be delivered, the share options of such company shall be delivered in accordance with the ratio applicable to such corporate reorganization.

(1) Merger (limited to cases where the Company ceases to exist as a result of the merger)

The company surviving the merger or the company incorporated as a result of the merger.

(2) Absorption-Type Company Split

The company succeeding to all or part of the rights and obligations relating to the business of the company conducting the absorption-type company split.

(3) Incorporation-Type Company Split

The company incorporated as a result of the incorporation-type company split.

(4) Share Exchange

The company acquiring all of the issued shares of the company conducting the share exchange.

(5) Share Transfer

The company incorporated as a result of the share transfer.

End

6th Series of Share Options of Orchestra Holdings Inc.

1. Number of Share Options

26,050 Share Options

The total number of shares that may be delivered upon exercise of the Share Options shall be 130,250 shares of common stock of the Company; provided, however, that if the number of shares to be delivered per Share Option is adjusted pursuant to 2. below, such total number shall be the number obtained by multiplying the adjusted number of shares to be delivered by the number of Share Options.

2. Class, Details and Number of Shares Underlying the Share Options

Common shares: 130,250 shares

The number of shares underlying each Share Option (the “Number of Shares to Be Allotted”) shall be 5 common shares of the Company. If, after the allotment date of the Share Options, the Company conducts a share split (including a gratis allotment of common shares of the Company; the same shall apply hereinafter) or a share consolidation, the Number of Shares to Be Allotted shall be adjusted in accordance with the following formula.

However, such adjustment shall be made only with respect to the number of shares underlying the Share Options that have not been exercised as of such time, and any fraction of less than one share resulting from such adjustment shall be rounded down.

Number of Shares to Be Allotted after Adjustment

= Number of Shares to Be Allotted before Adjustment × Ratio of Share Split or Share Consolidation

3. Amount to Be Paid upon Exercise of the Share Options

The contribution to be made upon exercise of the Share Options shall be in cash, and the amount thereof shall be equal to the amount per share to be paid upon exercise of the Share Options (the “Exercise Price”) multiplied by the number of shares underlying each Share Option.

The Exercise Price shall be JPY 482.

However, if the Company conducts a share split or share consolidation after the allotment date of the Share Options, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction of less than one yen resulting from such adjustment shall be rounded up.

Exercise Price after Adjustment = Exercise Price before Adjustment ×	1
Ratio of Share Split or Share Consolidation

Also, if the Company issues new common shares or disposes of treasury shares of its common shares at a price below the market price after the allotment date of the Share Options (excluding the issuance of new shares and disposal of treasury shares upon exercise of share options and the transfer of treasury shares through a share exchange), the Exercise Price shall be adjusted in accordance with the following formula, and any fraction of less than one yen resulting from such adjustment shall be rounded up.

Exercise Price after Adjustment	=	Exercise Price before Adjustment	×	Number of Existing Shares	+	Number of Newly Issued Shares × Amount Paid per Share
Market Price per Share Before Issuance
Number of Existing Shares + Number of Newly Issued Shares

For purposes of the above formula, the “Number of Existing Shares” shall mean the total number of issued common shares of the Company less the number of treasury shares of common shares of the Company. In the event that the Company disposes of treasury shares of its common shares, the “Number of Newly Issued Shares” shall be replaced with the “Number of Treasury Shares to Be Disposed of.”

In addition to the foregoing, if, after the allotment date of the Share Options, the Company merges with another company, conducts a company split, or otherwise requires an adjustment to the Exercise Price in circumstances similar to the foregoing, the Company may appropriately adjust the Exercise Price within a reasonable range.

4. Exercise Period of the Share Options

From November 30, 2026 to June 27, 2029.

5. Matters Concerning Increases in Capital and Capital Reserve upon Issuance of Shares through Exercise of the Share Options

The amount of capital to be increased upon the issuance of shares through the exercise of the Share Options shall be one-half of the maximum amount of increase in capital, etc. calculated in accordance with applicable laws and regulations, and any fraction of less than one yen resulting from such calculation shall be rounded up. The remaining amount shall be credited to capital reserve.

6. Conditions for Exercise of the Share Options

(1) If any of the following events occurs during the period from the allotment date of the Share Options to the expiration date of the exercise period, the holder of the Share Options may not exercise any of the remaining Share Options.

(a) If common shares of the Company are issued or otherwise disposed of for consideration at a price below the Exercise Price specified in “3. Amount to Be Paid upon Exercise of the Share Options” above (excluding cases where the amount to be paid constitutes a “particularly favorable amount” as stipulated in Article 199, Paragraph 3 and Article 200, Paragraph 2 of the Companies Act, cases where the price is deemed to differ from the market price of the common shares, and cases where such issuance or other disposition of shares is made by way of an allotment to shareholders, etc.).

(b) If share options with an exercise price below the Exercise Price specified in “3. Amount to Be Paid upon Exercise of the Share Options” above are issued (excluding cases where such exercise price is set at a price deemed to differ from the market price of the Company’s common shares at the time of issuance of such share options).

(2) The holder of the Share Options must continuously remain a director or employee of, or a contractor to, the Company or any of its affiliated companies until the time of exercising the Share Options; provided, however, that this shall not apply in the event of retirement upon expiration of the term of office, mandatory retirement, or any other case where the Board of Directors of the Company determines that there is a justifiable reason.

(3) The Share Options may not be exercised by any heir of a holder of the Share Options.

(4) The Share Options may not be exercised if such exercise would cause the total number of issued shares of the Company to exceed the total number of shares authorized to be issued by the Company at that time.

(5) No Share Option may be exercised in part.

7. Matters Concerning Acquisition of the Share Options

(1) If a merger agreement under which the Company will become a disappearing company, an absorption-type company split agreement or incorporation-type company split plan under which the Company will become a splitting company, or a share exchange agreement or share transfer plan under which the Company will become a wholly owned subsidiary is approved by the General Meeting of Shareholders (or by resolution of the Board of Directors if approval by the General Meeting of Shareholders is not required), the Company may acquire all of the Share Options without consideration on a date separately determined by the Board of Directors of the Company.

(2) If a holder of the Share Options becomes unable to exercise the Share Options pursuant to the provisions of 6. above before exercising such Share Options, the Company may acquire the Share Options without consideration.

(3) The Company may acquire without consideration any Share Options that have not become subject to inheritance, and the notice to holders of the Share Options pursuant to Article 274, Paragraph 3 of the Companies Act shall be sufficient if given to those whom the Company considers appropriate among the statutory heirs of the holder of the Share Options. However, if such notice is deemed unnecessary based on the interpretation of laws and regulations, the Company may acquire the Share Options without consideration without giving such notice.

8. Matters Concerning Transfer of the Share Options

Any transfer of the Share Options shall require approval by resolution of the Board of Directors of the Company.

9. Treatment of the Share Options in the Event of a Corporate Reorganization

If an agreement, plan or other document relating to a corporate reorganization provides that share options of a company specified below shall be delivered, the share options of such company shall be delivered in accordance with the ratio applicable to such corporate reorganization.

(1) Merger (limited to cases where the Company ceases to exist as a result of the merger)

The company surviving the merger or the company incorporated as a result of the merger.

(2) Absorption-Type Company Split

The company succeeding to all or part of the rights and obligations relating to the business of the company conducting the absorption-type company split.

(3) Incorporation-Type Company Split

The company incorporated as a result of the incorporation-type company split.

(4) Share Exchange

The company acquiring all of the issued shares of the company conducting the share exchange.

(5) Share Transfer

The company incorporated as a result of the share transfer.

End

7th Series of Share Options of Orchestra Holdings Inc.

1. Number of Share Options

6,092 Share Options

The total number of shares that may be delivered upon exercise of the Share Options shall be 30,460 shares of common stock of the Company; provided, however, that if the number of shares to be delivered per Share Option is adjusted pursuant to 2. below, such total number shall be the number obtained by multiplying the adjusted number of shares to be delivered by the number of Share Options.

2. Class, Details and Number of Shares Underlying the Share Options

Common shares: 30,460 shares

The number of shares underlying each Share Option shall be 5 common shares of the Company.

However, if the Company conducts a share split or share consolidation after the allotment date of the Share Options, the number of shares to be allotted shall be adjusted in accordance with the following formula, and any fraction of less than one share resulting from such adjustment shall be rounded down.

Number of Shares to Be Allotted after Adjustment

= Number of Shares to Be Allotted before Adjustment × Ratio of Share Split or Share Consolidation

3. Amount to Be Paid upon Exercise of the Share Options

The contribution to be made upon exercise of the Share Options shall be in cash, and the amount thereof shall be equal to the amount per share to be paid upon exercise of the Share Options (the “Exercise Price”) multiplied by the number of shares underlying each Share Option.

The Exercise Price shall be JPY 1,444.

However, if the Company conducts a share split or share consolidation after the allotment date of the Share Options, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction of less than one yen resulting from such adjustment shall be rounded up.

Exercise Price after Adjustment = Exercise Price before Adjustment ×	1
Ratio of Share Split or Share Consolidation

Also, if the Company issues new shares or disposes of treasury shares at a price below the market price after the allotment date of the Share Options, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction of less than one yen resulting from such adjustment shall be rounded up.

Exercise Price after Adjustment	=	Exercise Price before Adjustment	×	Number of Existing Shares	+	Number of Newly Issued Shares × Amount Paid per Share
Market Price per Share
Number of Existing Shares + Number of Newly Issued Shares

For purposes of the above formula, the “Number of Existing Shares” shall mean the total number of issued common shares of the Company less the number of treasury shares of common shares of the Company. In the event that the Company disposes of treasury shares of its common shares, the “Number of Newly Issued Shares” shall be replaced with the “Number of Treasury Shares to Be Disposed of.”

In addition to the foregoing, if, after the allotment date of the Share Options, the Company merges with another company, conducts a company split, or otherwise requires an adjustment to the Exercise Price in circumstances similar to the foregoing, the Company may appropriately adjust the Exercise Price within a reasonable range.

4. Exercise Period of the Share Options

From November 30, 2026 to July 15, 2030.

5. Matters Concerning Increases in Capital and Capital Reserve upon Issuance of Shares through Exercise of the Share Options

The amount of capital to be increased upon the issuance of shares through the exercise of the Share Options shall be one-half of the maximum amount of increase in capital, etc. calculated in accordance with applicable laws and regulations, and any fraction of less than one yen resulting from such calculation shall be rounded up. The remaining amount shall be credited to capital reserve.

6. Conditions for Exercise of the Share Options

(1) The holder of the Share Options must remain a director or employee of the Company or any of its affiliated companies at the time of exercising the Share Options; provided, however, that this shall not apply in the event of retirement upon expiration of the term of office, mandatory retirement, or any other case where the Board of Directors determines that there is a justifiable reason.

(2) The Share Options may not be exercised by any heir of a holder of the Share Options.

(3) The Share Options may not be exercised if such exercise would cause the total number of issued shares of the Company to exceed the total number of shares authorized to be issued by the Company at that time.

(4) No Share Option may be exercised in part.

7. Matters Concerning Acquisition of the Share Options

(1) If a merger agreement under which the Company will become a disappearing company, an absorption-type company split agreement or incorporation-type company split plan under which the Company will become a splitting company, or a share exchange agreement or share transfer plan under which the Company will become a wholly owned subsidiary is approved by the General Meeting of Shareholders (or by resolution of the Board of Directors if approval by the General Meeting of Shareholders is not required), the Company may acquire all of the Share Options without consideration on a date separately determined by the Board of Directors of the Company.

(2) If a holder of the Share Options becomes unable to exercise the Share Options pursuant to the provisions of 6. above before exercising such Share Options, the Company may acquire the Share Options without consideration.

(3) The Company may acquire without consideration any Share Options that have not become subject to inheritance, and the notice to holders of the Share Options pursuant to Article 274, Paragraph 3 of the Companies Act shall be sufficient if given to those whom the Company considers appropriate among the statutory heirs of the holder of the Share Options. However, if such notice is deemed unnecessary based on the interpretation of laws and regulations, the Company may acquire the Share Options without consideration without giving such notice.

8. Matters Concerning Transfer of the Share Options

Any transfer of the Share Options shall require approval by resolution of the Board of Directors of the Company.

9. Treatment of the Share Options in the Event of a Corporate Reorganization

If an agreement, plan or other document relating to a corporate reorganization provides that share options of a company specified below shall be delivered, the share options of such company shall be delivered in accordance with the ratio applicable to such corporate reorganization.

(1) Merger (limited to cases where the Company ceases to exist as a result of the merger)

The company surviving the merger or the company incorporated as a result of the merger.

(2) Absorption-Type Company Split

The company succeeding to all or part of the rights and obligations relating to the business of the company conducting the absorption-type company split.

(3) Incorporation-Type Company Split

The company incorporated as a result of the incorporation-type company split.

(4) Share Exchange

The company acquiring all of the issued shares of the company conducting the share exchange.

(5) Share Transfer

The company incorporated as a result of the share transfer.

End

August 24, 2026

To: Board of Directors of Sharing Innovations Inc.

Special Committee of Sharing Innovations Inc.

Member Takehiko Mizutani

Member Norio Uemura

Member Naoki Tomita

Report

Introduction Purpose of this Report

This Report sets forth the recommendations adopted by the Special Committee (the “Committee”), which was established pursuant to a commission from the board of directors of Sharing Innovations Inc. (“Sharing Innovations”) to deliberate on the Share Exchange (as defined in Part I. of this Report) currently under consideration by Sharing Innovations. The Committee, acting independently of Orchestra Holdings (as defined in Part I. of this Report) and of the success or failure of the Share Exchange, carefully deliberated on the matters referred to it for an advisory opinion by the board of directors of Sharing Innovations and adopted the recommendations contained herein.

Table of Contents

Introduction	Purpose of this Report	26
Part I.	Terms	27
Part II.	Consultation Matters	28
Part III.	Procedures Leading to the Committee’s Recommendations	28
(1)	Convening of the Committee	28
(2)	Reviews conducted by the Committee	28
Part IV.	Committee’s Recommendations on Consultation Matters	28
Part V.	Grounds for Committee’s Recommendations	28
1.	Committee’s review policy	28
(1)	Conflict of interest in the Share Exchange	28
(2)	Principles concerning M&A where conflict of interest may arise	29
(3)	Organizing the Consultation Matters and reivew method	29
2.	Reasonableness of the purpose of the Share Exchange (Related to Consultation Matter 1)	30
(1)	Recognition of Sharing Innovations’ current business conditions and its challenges	30
(2)	Corporate value enhancement effect of the Share Exchange	31
(3)	Summary	33
3.	Fairness of the terms of the Share Exchange (Related to Consultation Matter 2)	33
(1)	Negotiation process of transaction terms regarding the share exchange ratio in the Share Exchange	33
(2)	Share Exchange Ratio	34
(3)	Review of the premium	37
(4)	Appropriateness of the scheme (method of implementation and type of consideration)	38
(5)	Summary	38
4.	Fairness of the procedures for the Share Exchange (Consultation Matter 3)	39
(1)	Establishment of the Special Committee	39
(2)	Receipt by Sharing Innovations of professional advice, etc. from external experts	40
(3)	Decision-making process at Sharing Innovations	40
(4)	Market check	41
(5)	Enhancing information provision to public shareholders and improving process transparency	41
(6)	Elimination of coerciveness	42
(7)	Absence of a majority-of-minority condition	42
(8)	Summary	42
5.	Whether the Share Exchange is fair to Sharing Innovations’ public shareholders (Consultation Matter 4)	43

Part I. Terms

In this Report, the terms listed in the following items have the meanings specified in each respective item.

(1)	“M&A Guidelines” means the “Fair M&A Guidelines: Enhancing Corporate Value and Protecting Shareholders’ Interest” dated June 28, 2019, published by the Ministry of Economy, Trade and Industry.

(2)	“Orchestra Holdings” means Orchestra Holdings Inc.

(3)	“Orchestra Holdings Group” means a corporate group consisting of Orchestra Holdings and 19 consolidated subsidiaries of Orchestra Holdings, including Sharing Innovations.

(4)	“Akasaka International Accounting” means Akasaka International Accounting Co., Ltd., which serves as the financial advisor and third-party valuation institution of Sharing Innovations.

(5)	“Akasaka Calculation Results” means the valuation report regarding the share exchange ratio prepared by Akasaka International Accounting, dated August 24, 2026.

(6)

“ Supporting Materials for Akasaka Calculation Results” means the supporting materials used by Akasaka International Accounting to prepare the valuation report regarding the share exchange ratio, which was submitted to the Committee.

(7)

“Takeover Guidelines” means the “Guidelines for Corporate Takeovers: Enhancing Corporate Value and Protecting Shareholders’ Interest” dated August 31, 2023, published by the Ministry of Economy, Trade and Industry.

(8)	“Share Exchange” means the share exchange under consideration by Sharing Innovations and Orchestra Holdings.

(9)	“Share Exchange Agreement” means a share exchange agreement dated August 25, 2026, which is related to the Share Exchange.

(10)	“Share Exchange Ratio” means the share exchange ratio in the Share Exchange.

(11)

“Press Release” means the draft, as of the date of this Report, of the press release concerning the Share Exchange to be disclosed on August 25, 2026, entitled “Notice Concerning Execution of Share Exchange Agreement (Simplified Share Exchange) for Making Sharing Innovations Inc. a Wholly Owned Subsidiary of Orchestra Holdings Inc.,” which was jointly prepared by Sharing Innovations and Orchestra Holdings.

Part II. Consultation Matters

1.	whether the purpose of the Share Exchange is reasonable, including whether it contributes to enhancement of Sharing Innovations’ corporate value;

2.	whether fairness of the terms of the Share Exchange, including the Share Exchange Ratio, is ensured;

3.	whether sufficient consideration is given to the interests of Sharing Innovations’ public shareholders through fair procedures; and

4.	in addition to 1 through 3, whether the Share Exchange is considered fair to public shareholders

Part III. Procedures Leading to the Committee’s Recommendations

In making its recommendations with respect to the Consultation Matters, the Committee carried out the following actions.

(1)	Convening of the Committee

The Committee met a total of 8 times from July 10, 2026 through August 24, 2026. Each meeting was attended by all three Committee members, and the Committee deliberated on the Consultation Matters. As a result, on the date of this Report, the Committee unanimously approved this Report with all three members voting in favor.

(2)	Reviews conducted by the Committee

In making its recommendations with respect to the Consultation Matters, the Committee conducted the following reviews concerning the parties involved in the Share Exchange.

(I)	Assessment of the review system of Sharing Innovations (including each advisor’s expertise and independence);

(II)

Hearings with Sharing Innovations concerning the purpose of and grounds for the Share Exchange, the business policy after the Share Exchange, the external business environment and current management issues, the details of the business plan, and other matters;

(III)

Review of the responses to the written questionnaires sent by the Committee to Orchestra Holdings regarding the purposes of and grounds for the Share Exchange, the business policy after the Share Exchange, the external business environment and current management issues, the presence or absence and details of the business plan, and other matters;

(IV)

Hearings with Akasaka International Accounting concerning the process of considering the calculation method and evaluation process of the Share Exchange Ratio as well as the contents of the valuation report regarding the share exchange ratio; and

(V)

Review of the Akasaka Calculation Results, the Supporting Materials for Akasaka Calculation Results, the share exchange agreement for the Share Exchange, the Press Release, together with a series of documents relating to the implementation of the Share Exchange between Sharing Innovations and Orchestra Holdings and the negotiation of the Share Exchange Ratio, and various other materials provided to the Committee (including the Committee’s written questions addressed to Orchestra Holdings, and the responses thereto; collectively, the “Review Materials”).

Part IV. Committee’s Recommendations on Consultation Matters

1.	whether the purpose of the Share Exchange is reasonable, including whether it contributes to enhancement of Sharing Innovations’ corporate value;

2.	whether fairness of the terms of the Share Exchange, including the Share Exchange Ratio, is ensured;

3.	whether sufficient consideration is given to the interests of Sharing Innovations’ public shareholders through fair procedures; and

4.	in addition to 1 through 3, whether the Share Exchange is considered fair to public shareholders

Part V. Grounds for Committee’s Recommendations

1.	Committee’s review policy

(1)	Conflict of interest in the Share Exchange

The Share Exchange is a transaction to take Sharing Innovations private, under which Sharing Innovations will become a wholly owned subsidiary of Orchestra Holdings, its parent company. In connection with the Share Exchange, Orchestra Holdings has an incentive to acquire the shares of Sharing Innovations at an exchange ratio favorable to itself, whereas the public shareholders of Sharing Innovations have an incentive to acquire shares of the ultimate parent company at an exchange ratio favorable to Sharing Innovations. Therefore, the directors of Sharing Innovations need to address this conflict of interest (M&A Guidelines 2.1.2).

Also, the Share Exchange is implemented between Sharing Innovations and Orchestra Holdings, its controlling shareholder, it falls into the category of “MBOs”1 as defined in the regulations of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”).

Accordingly, in connection with the Share Exchange, there is a structural conflict of interest between Orchestra Holdings and the public shareholders of Sharing Innovations.

(2)	Principles concerning M&A where conflict of interest may arise

Because the M&A Guidelines expressly provide that various rules under the M&A Guidelines are applied to the acquisition of a subsidiary by a controlling shareholder (M&A Guidelines 1.4), the purport of the M&A Guidelines also applies to the Share Exchange. Accordingly, the Committee determined that the fairness of the Share Exchange should be reviewed from the standpoint of whether the following two principles required by the M&A Guidelines (M&A Guidelines 2.3) are satisfied:

(I)	Enhancement of corporate value

(II)	Ensuring the interests of public shareholders through fair procedures

The M&A Guidelines are helpful in determining whether these requirements are satisfied. It is necessary to review from the standpoints of (i) ensure a situation substantially equivalent to an arm’s length transaction in the process of formulating the transaction terms, and (ii) Ensure that general shareholders have an opportunity to make an appropriate decision based on sufficient information (M&A Guidelines 2.4), which are adopted in the M&A Guidelines.

Especially, in reviewing (II) above in detail, it is effective to confirm whether appropriate measures are selected based on the status of the Share Exchange, after reviewing the adoption and operation of the measures provided in the M&A Guidelines to ensure fairness (Chapter 3 of the M&A Guidelines) in the Share Exchange.

However, as set forth in the M&A Guidelines (M&A Guidelines 3.1.2), it is important to review from the standpoints of whether the appropriate measures to ensure fairness are adopted based on the actual status of the Share Exchange and whether they are properly operated, since not all measures provided in the M&A Guidelines are required to be adopted.

Also, the Committee will review the Consultation Matters regarding the Share Exchange in light of the Takeover Guidelines, which set forth the principles and best practices that should be shared throughout the economy and society to establish fair rules for M&A, with a focus on the appropriate conduct of parties involved in acquisitions aimed at acquiring management control of listed companies.

The Takeover Guidelines establish the “Principle of Corporate Value and Shareholders’ Common Interests” as the Principle 1, stating that “Whether or not an acquisition is desirable should be determined on the basis of whether it will secure or enhance corporate value and the shareholders’ common interests” (Takeover Guidelines 2.1).

Regarding transactions whose consideration is shares, the Takeover Guidelines provides that “If all or part of the consideration for the acquisition is shares, shareholders who accept the offer will retain the shares received as consideration post-acquisition, so not only the appropriateness of the transaction terms in terms of price (e.g. exchange ratio) but also whether the value of the corporate group after the acquisition (value of the shares received as consideration) will increase over the medium to long-term will be an important decision factor for such shareholders. Therefore, it is particularly important to provide information regarding the corporate value enhancement measures and the appropriateness of the consideration (information on shares to be used as consideration and whether the market valuation thereto is appropriate), which are necessary for shareholders to make their decisions, and appropriate explanation of such matters is required for this purpose” (Takeover Guidelines 3.2.2).

Therefore, when the Committee reviews the Share Exchange, it is deemed necessary to review the Share Exchange from the standpoints of both the enhancement of the Company’s corporate value and ensuring shareholders’ common interests, and to consider whether information thereon has been properly disclosed.

(3)	Organizing the Consultation Matters and reivew method

On the basis of the foregoing, the Committee has organized the Consultation Matters regarding the Share Exchange as follows. First, Consultation Matter 1 requires a review of whether the Share Exchange satisfies the requirement to enhance corporate value.

Second, it can be construed that Consultation Matter 2 requires a review, on the presumption that the Share Exchange will be conducted, of whether the fairness of the share exchange ratio and other terms of the Share Exchange is ensured, and Consultation Matter 3 requires a review of whether the interests of public shareholders are ensured through fair procedures, through reviewing whether the fairness of the Share Exchange procedures is ensured.

[1]	Article 441, Paragraph 1, Item 3 of the Securities Listing Regulations (Tokyo Stock Exchange)

Finally, it can be considered that Consultation Matter 4 addresses whether, in light of the results of the reviews under Consultation Matters 1 through 3, the Share Exchange can be regarded as fair to the public shareholders.

Accordingly, in the following sections, the Committee will first review each of the Consultation Matters 1 through 3 in 2 through 4 below respectively, and based on those reviews, will then review Consultation Matter 4 in 5 below.

2.	Reasonableness of the purpose of the Share Exchange (Related to Consultation Matter 1)

(1)	Recognition of Sharing Innovations’ current business conditions and its challenges

A	Outline of Sharing Innovations’ business

According to the Press Release and the hearings with Sharing Innovations, the outline of its business is as follows:

Sharing Innovations was established in June 2008 for the purpose of software development and related activities. Under its mission of “Continuing to create innovation through the power of technology and people,” it has sought to accurately capture accelerating technology trends, actively educate and develop engineers in areas such as cloud integration, data analytics and AI, develop services, and provide services that respond to technological innovation. In January 2019, Sharing Innovations began providing cloud integration services and, as a consulting partner, has supported the implementation of cloud-based CRM (customer relationship management), SFA (sales force automation) and other tools provided by salesforce.com. More recently, in the area of data utilization, it has provided support ranging from proposals and implementation of optimal BI tools through operational support, including assistance in building environments that enable companies to utilize their data assets and promote internal analytics, thereby offering solutions aimed at improving operational efficiency and the accuracy of decision-making. Sharing Innovations also plans, develops and operates native applications, primarily in the fortune-telling category. Its principal service, the online chat fortune-telling app “uRala,” enables fortune-telling consultations through real-time communication between fortune tellers and users. Sharing Innovations is currently a subsidiary of Orchestra Holdings and operates as a member of the Orchestra Holdings Group.

B	Recognition of business environment and management issues

On the other hand, according to the Press Release and the hearings with Sharing Innovations, Sharing Innovations and Orchestra Holdings recognize the Companies’ business environment and management issues as follows:

Against the backdrop of major changes in the business environment surrounding the DX business, Orchestra Holdings recognized that, in order to sustainably enhance the corporate value of the Group as a whole, it would be necessary to make decisions more rapidly and flexibly than before and to utilize management resources within the Group in an integrated and efficient manner. Orchestra Holdings therefore repeatedly considered how best to collaborate with Sharing Innovations. In that process, management of the Companies discussed and examined measures for future growth and the appropriate capital relationship from the perspectives of business strategy, organizational structure, human resources and technology, customer bases and other factors. As a result, the Companies concluded that, while maintaining the current capital relationship under which Sharing Innovations remains listed could impose certain constraints on mutual use of management resources, intercompany transactions and investment decisions due to the need to give due consideration to minority shareholders of both companies.

Furthermore, Sharing Innovations listed its shares in 2021 with the aim of enhancing its credibility and name recognition, as well as raising the funds necessary for recruitment and developing human resources. In 2019, it launched a cloud integration business, a new venture focused on supporting the implementation of Salesforce products, and experienced rapid growth by assigning engineers hired straight out of college to these projects. However, around 2022, demand for Salesforce products among small and medium-sized enterprises plateaued, and as engineer utilization rates declined, it decided to suspend hiring of new graduates starting in 2024, resulting in a downward trend in the number of homegrown personnel. In addition, despite launching areas of data utilization/AI and IT consulting with high growth potential, these divisions did not grow enough to serve as drivers for the company as a whole. As a result, its overall revenue and profits contracted, leading to a decrease in its investment capacity. On the other hand, the current environment surrounding Sharing Innovations is characterized by intensifying competition for human resources and rapid advancements in the use of generative AI, leading to a growing need for investment without being overly focused on short-term financial results. Also, Sharing Innovations incurs annual costs of approximately 40 million to 50 million yen to maintain its listing. Although Sharing Innovations currently has business ties with Orchestra Holdings, various measures are required to ensure the fairness and transparency of the governance of its listed subsidiary, and consideration must also be given to the interests of the minority shareholders of Sharing Innovations. Therefore, transactions with companies within the Orchestra Holdings Group are contingent upon a resolution by the board of directors of Sharing Innovations, and prompt coordination within the Orchestra Holdings Group had not been fully achieved.

C	Committee’s assessment of Sharing Innovations’ recognition

Sharing Innovations’ recognition of its current business environment as well as its explanations on the business challenges and management issues of Sharing Innovations and Orchestra Holdings set forth in A and B above do not contradict Sharing Innovations’ previous disclosures and do not contain any points contrary to objective facts. Moreover, those descriptions are consistent with the insights the Committee members, who are serving as outside directors and outside auditors of Sharing Innovations, have derived from information about Sharing Innovations’ business that they have known in their capacities as outside officers, and the Committee deems those descriptions reasonable.

Therefore, while it is necessary to individually consider risks and disadvantages associated with each such measures, taking measures contributing to the solution to the business environment and management issues set forth above (including but not limited to M&A) would generally contribute to the enhancement of Sharing Innovations’ corporate value.

(2)	Corporate value enhancement effect of the Share Exchange

A	Synergies of the Share Exchange

(A)	Business synergies of the Share Exchange

Based on the hearings with Sharing Innovations and Orchestra Holdings and the Press Release, the synergies of the Share Exchange assumed by Sharing Innovations and Orchestra Holdings are as follows:

(I) Strengthening competitiveness in winning orders through mutual utilization of development and sales resources

By establishing a framework that enables the Companies to make cross-company use of engineers and other development personnel, technological capabilities and sales resources, the Companies will be able to flexibly combine the personnel and technologies required for each project. This is expected to enhance their ability to respond to large-scale projects and projects requiring advanced or multiple technologies that, in the past, may have been difficult for either company to win independently due to constraints on staffing or technical coverage, thereby strengthening proposal capabilities and competitiveness in winning orders.

(II) Improving development quality and productivity through sharing of human resources and technical know-how

The Companies will share and consolidate specialist personnel, technical know-how and project knowledge currently dispersed between them, while promoting personnel exchanges across corporate boundaries and joint education and training. This is expected to create an environment in which engineers can gain experience across a broader range of technologies and projects, expand the specialization and coverage of human resources, and improve development quality and productivity through the sharing of development processes and best practices. Integrated investment in recruitment, education and training is also expected to strengthen talent development capabilities across the DX business as a whole.

(III) Expanding cross-selling and revenue opportunities through mutual utilization of customer bases

The Companies will mutually leverage their respective customer bases, project information and sales know-how, and promote cross-selling to existing customers by proposing combinations of the Companies’ services and technologies tailored to customer needs. In addition, by strengthening coordination of sales activities and project information, the Companies will expand customer contact points and proposal opportunities, including by providing the services and expertise of one company to customers of the other, with the aim of creating new projects and expanding transaction volumes per customer, thereby increasing revenue opportunities.

(B)	Other synergies

Based on the hearings with Sharing Innovations and the Press Release, in addition to the business synergies of the Share Exchange set forth in (A) above, Sharing Innovations is a listed subsidiary. Accordingly, Orchestra Holdings needs to go through conflict-of-interest management procedures (e.g. assessment of transaction terms and ensuring Sharing Innovations’ independent decision-making process) regarding inter-group transactions, resource allocation, and information sharing, giving rise to costs related to decision-making and procedures. These structural constraints will be removed after Sharing Innovations becomes a wholly owned subsidiary through the Share Exchange, which would help establish a framework that enables flexible and prompt decision-making and implementation of (i) cross-group decision making regarding AI-related investments, (ii) resource allocation for jointly working on large-scale projects, (iii) mutual utilization and reallocation of human resources, and (iv) integrated development of business plans and budgets. Moreover, based on the hearings with Sharing Innovations and the Press Release, since Sharing Innovations will become a wholly owned subsidiary of Orchestra Holdings after the Share Exchange and be delisted, the Share Exchange would reduce workloads and costs to maintain the listed status of Sharing Innovations, enabling Sharing Innovations to focus on resolving its business challenges and management issues.

(C)	Summary

No particularly unreasonable aspects are recognized in the above explanations. The Committee considers that if Sharing Innovations can benefit from each of the above synergy effects, such effects will contribute to resolving Sharing Innovations’ business challenges and management issues set forth in (1) above, and thereby to enhancing its corporate value over the medium to long term.

B	Advantages over other methods

Based on the hearings with Sharing Innovations and Orchestra Holdings and the Press Release, Sharing Innovations considers Orchestra Holdings to be the best partner. Accordingly, the Share Exchange is recognized as a transaction that has an advantage over other possible capital policies in terms of enhancing Sharing Innovations’ corporate value.

Please refer to 3. (4) below for whether methods other than share exchange may be selected in connection with the Share Exchange.

C	Potential disadvantages arising from the Share Exchange

When Sharing Innovations is delisted through the Share Exchange, in general terms, there may be disadvantages including (I) impact on Sharing Innovations’ business partners, (II) impact on future financing methods, (III) impact on future recruitment, and (IV) impact on morale of the existing employees.

Based on the hearings with Sharing Innovations and Orchestra Holdings, as set forth below, the Committee considers the impact of such disadvantages to be limited.

(I)	Impact on Sharing Innovations’ business partners

It cannot be denied that the delisting of Sharing Innovations Shares through the Share Exchange may reduce its credibility and name recognition, which may affect the relationships with Sharing Innovations’ business partners.

However, Sharing Innovations is one of the group companies of Orchestra Holdings, which has already been listed on the Prime Market of the Tokyo Stock Exchange, and such capital relationship is widely recognized by the business partners of Sharing Innovations. Accordingly, even if Sharing Innovations becomes a wholly owned subsidiary through the Share Exchange, its social credibility will not be immediately reduced, and it is unlikely that its business partners will be impacted so significantly by the Share Exchange that they will suspend transactions with Sharing Innovations. Therefore, the impact on relationships with Sharing Innovations’ business partners arising from the delisting of Sharing Innovations Shares through the Share Exchange is considered insignificant.

(II)	Impact on future financing methods

Since the Sharing Innovations Shares will be delisted after the Share Exchange, it cannot be denied that it will lose the benefits of being a listed company, such as diversified financing methods provided by equity financing. However, based on the hearings with Orchestra Holdings, Sharing Innovations will be able to raise funds by utilizing the group financing of the Orchestra Holdings Group as one of the companies belonging to the Orchestra Holdings Group. Therefore, there will be no material adverse effect on financing arising from the loss of equity financing methods.

(III)	Impact on future recruitment

It cannot be denied that the delisting of Sharing Innovations Shares through the Share Exchange may reduce its name recognition and social credibility, which may affect future recruitment. However, Sharing Innovations will continue to be a subsidiary of Orchestra Holdings, which is listed on the Prime Market of the Tokyo Stock Exchange, after the Share Exchange. Accordingly, its name recognition and social credibility would be maintained to a certain extent as a member of the Orchestra Holdings Group. Therefore, it is considered that there will be no material adverse effects on recruitment at Sharing Innovations.

(IV)	Impact on morale of the existing employees

Since Sharing Innovations Shares will be delisted through Share Exchange and Sharing Innovations will become a wholly owned subsidiary of Orchestra Holdings, it cannot be denied that the morale of the existing employees may be affected, from the viewpoint of attaching importance to the fact that Sharing Innovations has been conducting independent business operations as a listed company. However, based on the hearings with Orchestra Holdings and Sharing Innovations, the Companies will thoroughly explain the significance of the Share Exchange and its benefits to their employees, including expanded career opportunities and increased investment in education, after the announcement of the Share Exchange. Given that the employees of Sharing Innovations will continue to work as members of the Orchestra Holdings Group, which is listed on the Prime Market of the Tokyo Stock Exchange, after the Share Exchange, the impact on the morale of existing employees is considered to be minor.

(3)	Summary

As stated above, the business synergies of the Share Exchange contemplated by Sharing Innovations and Orchestra Holdings include (I) strengthening competitiveness in winning orders through mutual utilization of development and sales resources, (II) improving development quality and productivity through sharing of human resources and technical know-how, and (III) expanding cross-selling and revenue opportunities through mutual utilization of customer bases.

It is considered that the realization of each of the above synergies at Sharing Innovations will contribute to resolving the business challenges and management issues recognized by Sharing Innovations, and thereby to enhancing its corporate value over the medium to long term.

Currently, there are no realistic capital policies that could enhance the corporate value of Sharing Innovations and be comparable to the Share Exchange. With respect to the counterparty to the Share Exchange, Orchestra Holdings is considered to be the best partner for achieving each of the above business synergies. Accordingly, the Share Exchange is recognized as a transaction that has an advantage over other possible capital policies in terms of enhancing Sharing Innovations’ corporate value.

On the other hand, as a result of the delisting of Sharing Innovations through the Share Exchange, it is expected that impact on Sharing Innovations’ business partners, impact on future financing methods, impact on future recruitment, and impact on morale of the existing employees may arise. However, Sharing Innovations will continue to be one of the group companies of Orchestra Holdings, which is listed on the Prime Market of the Tokyo Stock Exchange, after the Share Exchange, the impact of such disadvantages is considered to be limited.

Taking the above into comprehensive consideration, it is considered that the Share Exchange will contribute to the enhancement of the corporate value of Sharing Innovations, and the purpose of the Share Exchange is reasonable.

3.	Fairness of the terms of the Share Exchange (Related to Consultation Matter 2)

Consultation Matter 2 requires a review, on the presumption that the Share Exchange will be conducted, of whether the fairness of the share exchange ratio and other terms in the Share Exchange is ensured, thereby reviewing whether the interests of public shareholders are ensured through fair procedures.

The Takeover Guidelines provide that when the board of directors decides on a direction toward reaching agreement of an acquisition, the board of directors should negotiate diligently with the acquiring party (I) with the aim of improving the transaction terms so that the acquisition is conducted on the best available transaction terms for the shareholders (Takeover Guidelines 3.2.3). The M&A Guidelines also provide that, in reviewing the appropriateness of the terms of M&A, in the process of discussions and negotiations on transaction terms with the acquiring party, it is important to ensure the situation in which reasonable efforts are made with the aim of conducting M&A on the best available transaction terms for public shareholders while enhancing the corporate value (deemed to have the same purport as (I) above), (II) confirm the details of the share valuation underlying the determination of the appropriateness of the transaction terms and the reasonableness of underlying financial forecasts and underlying assumptions, and (III) review not only the appropriateness of the level of acquisition consideration but appropriateness of the acquisition methods and types of acquisition consideration (M&A Guidelines 3.2.2).

M&A Guidelines provide that, as details of (II) above, it is desirable to review the results of share valuation conducted by a specialized independent third-party valuation institution with expertise as well as the role of the business plan underlying the calculation and its feasibility, characteristics of the adopted valuation methods, the level of premiums generally provided in similar M&A, value that can be realized without executing the M&A, and expected corporate value enhancement effect resulting from the M&A (M&A Guidelines 3.3.2.1B). Also, as details of (III) above, the M&A Guidelines provide that it is desirable to review the potential alternative transactions and details thereof (M&A Guidelines 3.3.2.1B).

The Committee will examine the fairness of the terms of the Share Exchange by reviewing and considering the matters set forth in (I), (II), and (III) above based on the matters pointed out in the Takeover Guidelines and the M&A Guidelines.

(1)	Negotiation process of transaction terms regarding the share exchange ratio in the Share Exchange

A	Negotiation policy and stance

First, with respect to the Share Exchange, as the Committee confirms in 4 below through its review of Consultation Matter 3, it is recognized that procedural fairness has been secured, which is a factor supporting the inference that “the acquisition is conducted on the best available transaction terms for the shareholders” as set forth in (I) above.

Furthermore, as stated below, the specific negotiations regarding the terms of the Share Exchange, including the Share Exchange Ratio, were conducted by Sharing Innovations while receiving advice from Akasaka International Accounting and opinions and instructions from the Committee.

First, regarding a series of negotiations concerning the Share Exchange Ratio, Akasaka International Accounting and Sharing Innovations provided detailed explanations to the Committee at every Committee meeting since the fourth meeting (and via email from time to time between Committee meetings).

In each explanation, the Committee expressed its opinions on whether to accept or reject the Share Exchange Ratio proposed by Orchestra Holdings. Also, when Sharing Innovations rejected the ratio offered by Orchestra Holdings and instead proposed its ratio, the Committee expressed its opinions on what counterproposal should be presented and the rationale behind it.

Specifically, whenever Sharing Innovations communicated with Orchestra Holdings regarding the Share Exchange Ratio, the Committee reviewed the content in advance to ensure that the direction of the Committee’s discussions was accurately reflected. As stated above, during the negotiation process, the Committee did not merely express its opinions on the desirable Share Exchange Ratio but also expressed its opinions and requests regarding specific matters such as negotiation policies and the appropriate manner of responding to Orchestra Holdings.

B	Negotiation progress and key negotiation points

Since July 29, 2026, Sharing Innovations has conducted multiple negotiations regarding the Share Exchange Ratio with Orchestra Holdings. The specific progress of the negotiations is as follows.

(I)	Initial proposal

On July 29, 2026, Sharing Innovations received a proposal from Orchestra Holdings to set the Share Exchange Ratio at 1:0.475 (0.475 Orchestra Holdings Shares would be allotted and delivered for each Sharing Innovations Share). In response, the Committee expressed the opinion that the proposal was not at a level that could be considered fair to Sharing Innovations’ public shareholders for the following reasons.

•

The share exchange ratio in the initial proposal was not at a sufficient level when compared with the premium levels reflected in share exchange ratios in similar cases involving share exchanges between listed companies.

•

The share exchange ratio in the initial proposal was below the share exchange ratios derived from the three-month and six-month average market prices of the shares of the Companies under the market share price method, using July 24, 2026 as the calculation reference date.

In light of this, by a letter dated August 4, 2026 jointly issued by Sharing Innovations and the Committee, Sharing Innovations requested Orchestra Holdings to increase the Share Exchange Ratio.

(II)	Second proposal

On August 12, 2026, Sharing Innovations received a proposal from Orchestra Holding to set the Share Exchange Ratio at 1:0.475 (0.475 Orchestra Holdings Shares would be allotted and delivered for each Sharing Innovations Share), the same ratio as in the initial proposal. In response, the Committee expressed the opinion that the proposed ratio was not at a level that could be considered fair to Sharing Innovations’ public shareholders for the following reasons:

•

Taking into account the results of calculation of the Companies’ share values under the market share price method using July 31, 2026 as the calculation reference date, the share exchange ratio in the second proposal was below the share exchange ratio derived from such calculation results based on the most recent three-month average and the most recent six-month average.

•

Taking into account the results of calculation of the share exchange ratio under the discounted cash flow method (the “DCF Method”), the share exchange ratio in the second proposal did not represent a sufficient premium.

In light of this, by a letter dated August 14, 2026 jointly issued by Sharing Innovations and the Committee, Sharing Innovations again requested Orchestra Holdings to increase the Share Exchange Ratio.

(III)	Third proposal

On August 19, 2026, Sharing Innovations received a proposal from Orchestra Holdings to set the Share Exchange Ratio at 1:0.476 (0.476 Orchestra Holdings Shares would be allotted and delivered for each Sharing Innovations Share). In response, the Committee expressed the opinion that, in light of the calculation results of the share exchange ratio under the DCF Method, the proposed ratio remained at a level requiring a further increase.

In light of this, by a letter dated August 21, 2026 jointly issued by Sharing Innovations and the Committee, Sharing Innovations again requested Orchestra Holdings to increase the Share Exchange Ratio.

(IV)	Fourth proposal

On August 21, 2026, Sharing Innovations received a proposal from Orchestra Holdings to set the Share Exchange Ratio at 1:0.477 (0.477 Orchestra Holdings Shares would be allotted and delivered for each Sharing Innovations Share). In response, the Committee expressed the opinion that, in light of the calculation results of the share exchange ratio under the DCF Method, the proposed ratio remained at a level that warranted further consideration.

In light of this, by a letter dated August 24, 2026 jointly issued by Sharing Innovations and the Committee, Sharing Innovations again requested Orchestra Holdings to increase the Share Exchange Ratio.

(V)	Fifth proposal

On August 24, 2026, Sharing Innovations received a proposal from Orchestra Holdings to set the Share Exchange Ratio at 1:0.478 (0.478 Orchestra Holdings Shares would be allotted and delivered for each Sharing Innovations Share). In response, the Committee expressed the opinion that, taking into account on a comprehensive basis factors such as that the share exchange ratio in the Fifth proposal represented a certain premium over the market price ratio calculated from the share values of Orchestra Holdings and Sharing Innovations, which are derived from the closing price on August 24, 2026 of Orchestra Holdings, and the closing price, the simple average closing prices for the one-month, three-month and six month periods ending on that date of Sharing Innovations, and was also within the range of the share exchange ratio calculated under the DCF Method by Akasaka International Accounting, among other factors, the Share Exchange Ratio could be regarded as reasonable as one that gave sufficient consideration to the interests of Sharing Innovations’ public shareholders.

In light of this, Sharing Innovations notified Orchestra Holdings that it would accept the Fifth proposal in principle (provided, however, that the final decision would be made by a resolution of the Sharing Innovations board on August 25, 2026).

C	Evaluation of the negotiation process

Negotiations regarding the Share Exchange Ratio were conducted through the process described above, whereby Sharing Innovations responded to Orchestra Holdings after taking into account the opinions expressed by the Committee as to whether to accept or reject Orchestra Holdings’ proposals regarding the Share Exchange Ratio and as to the content of Sharing Innovations’ counterproposals.

Through this process, the Committee rejected Orchestra Holdings’ proposals regarding the Share Exchange Ratio on multiple occasions, leading to increases in the Share Exchange Ratio. Consequently, the Share Exchange Ratio was finalized when the Committee ultimately agreed to a Share Exchange Ratio of Orchestra Holdings Shares : Sharing Innovations Shares = 1:0.478. Compared with the initial share exchange ratio of Orchestra Holdings Shares : Sharing Innovations Shares = 1:0.475 proposed by Orchestra Holdings, the Share Exchange Ratio represents an approximately 0.003 increase in the share exchange ratio for Sharing Innovations’ public shareholders. As described above, the Committee was proactively involved in the negotiations regarding the Share Exchange Ratio, acting within the scope of its authority. The course of such negotiations demonstrates that the negotiations were conducted with the aim of ensuring that the acquisition would take place on the best possible transaction terms for the shareholders.

In light of the foregoing, it can be concluded that, in the course of discussions and negotiations regarding the transaction terms of the Share Exchange with Orchestra Holdings, a situation was ensured in which reasonable efforts were made to conduct the M&A transaction on the best possible transaction terms for the shareholders, while also increasing corporate value.

(2)	Share Exchange Ratio

In the Share Exchange, 0.478 common shares of Orchestra Holdings will be allotted for each common share of Sharing Innovations.

A	Calculation results

The Akasaka Calculation Results by Akasaka International Accounting are as follows.

Calculation Method	Calculation Results of Share Exchange Ratio
Market share price method	0.408 to 0.487
DCF Method	0.423 to 0.662

B	Calculation method

According to Akasaka International Accounting, it calculated the Share Exchange Ratio using the market share price method, on the grounds that Sharing Innovations is listed on the Growth Market of the Tokyo Stock Exchange and Orchestra Holdings is listed on the Prime Market of the Tokyo Stock Exchange and that market prices are available for the shares of both Sharing Innovations and Orchestra Holdings, and also using the DCF Method in order to reflect future business prospects of Sharing Innovations in the valuation.

Each of the above calculation methods is commonly used as a valuation method for the shares of listed companies, and no unreasonable aspects are recognized in the selection of such calculation methods.

(A)	Market share price method

Akasaka International Accounting conducted its analysis using August 24, 2026, the day immediately preceding the date of public announcement of the Share Exchange, as the calculation reference date, based on, with respect to Sharing Innovations, the average market price (simple average closing price) for the most recent one-month period from July 27, 2026 to the calculation reference date, the average market price (simple average closing price) for the most recent three-month period from May 25, 2026 to the calculation reference date, and the average market price (simple average closing price) for the most recent six-month period from February 25, 2026 to the calculation reference date on the Growth Market of the Tokyo Stock Exchange, and, with respect to Orchestra Holdings, the corresponding average market prices on the Prime Market of the Tokyo Stock Exchange. Such calculation method can be regarded as consistent with the general approach used for valuation of shares under the market share price method in corporate acquisitions.

In addition, in a calculation under the market share price method, the reasonableness of the calculation may become an issue where market prices are unduly distorted by special factors. In the Share Exchange, however, no fact has been found indicating that either Sharing Innovations or Orchestra Holdings intentionally sought to influence market prices in order to facilitate the consummation of the Share Exchange, and there are no particular circumstances suggesting that the market prices of Sharing Innovations or Orchestra Holdings were unduly distorted. Sharing Innovations revised downward its full-year earnings forecast for the fiscal year ended December 2025, as disclosed in its “Notice Concerning Revision to Full-Year Earnings Forecast” dated November 14, 2025. However, because Sharing Innovations subsequently announced its actual results for the full fiscal year ended December 2025 in its “Summary of Financial Results for the Fiscal Year Ended December 2025 [Japanese GAAP] (Consolidated)” dated February 13, 2026, it can be said that the market price of Sharing Innovations Shares was formed on the premise of such actual results. Accordingly, the downward revision to the past earnings forecast for a fiscal year for which actual results had already been announced would not affect the reasonableness of the value per Sharing Innovations Share, and it is considered that the share exchange ratio has been appropriately reviewed, including with respect to the simple average closing price for the six-month period ending on the calculation reference date (August 24, 2026) under the market share price method. In addition, as disclosed in its “Notice Concerning Withdrawal of Medium-Term Management Plan” dated February 13, 2026, Sharing Innovations determined that the achievement of its medium-term management plan had become difficult due to a divergence between the assumptions made at the time when the medium-term management plan was formulated and subsequent developments, including changes in the external environment surrounding Sharing Innovations (in the Salesforce business, growth in the CRM market for small and medium-sized enterprises and the marketing automation market has slowed. Although Sharing Innovations has shifted its focus toward mid-sized and enterprise customers since 2024, the increasing complexity and scale of projects have resulted in a growing need for project managers (“PMs”) and project leaders (“PLs”) capable of handling such projects, while there is a shortage of PM and PL personnel. In the SES (partner) business, in-house development has been progressing across the industry, demand has been shifting toward more specialized markets, and market demand for legacy and low-skill areas has been declining) and the replacement of its President and Representative Director. Accordingly, in order to further clarify its future vision and place greater emphasis on execution-oriented management, Sharing Innovations withdrew its medium-term management plan for the period from 2025 to 2027.As described in “2. (1) (B) Recognition of business environment and management issues” above, Sharing Innovations’ decision leading to the Share Exchange was made against the backdrop of, among other factors, a decrease in its investment capacity. In addition, as its market share price has been on a downward trend following the disclosure of its full-year financial results for the fiscal year ended December 2025 and the withdrawal of its medium-term management plan, Sharing Innovations prepared, in considering the Share Exchange, a business plan for the period from 2026 to 2030 based on the best estimates currently available. Accordingly, it may be said that Sharing Innovations considered the Share Exchange Ratio by taking into account not only the market price of its shares, which had been on a downward trend in response to information already disclosed, but also the valuation results under the DCF Method based on such business plan. In light of the above, the calculation by Akasaka International Accounting under the market share price method is considered reasonable.

(B)	DCF Method

In calculating free cash flow, Akasaka International Accounting used, with respect to Sharing Innovations, financial forecasts based on the business plan (fiscal years ending December 2026 through December 2030) prepared by Sharing Innovations. Accordingly, for such calculation to be reasonable, it is essential that the business plan forming the basis of the calculation has been prepared appropriately.

In addition, Akasaka International Accounting stated that the financial forecasts of Sharing Innovations used as the basis for its calculation under the DCF Method did not include any fiscal year in which a substantial increase or decrease in profit or free cash flow was expected.

With respect to Sharing Innovations’ business plan, it was prepared by Sharing Innovations for the purpose of considering the Share Exchange and covers the period from the fiscal year ending December 2026 through the fiscal year ending December 2030, which was the period for which the best estimates could be made in light of Sharing Innovations’ business operations, business environment, and other relevant factors. The Committee confirmed the background to the preparation of the business plan through hearings with Sharing Innovations and other means and found that no person related to Orchestra Holdings was involved in the preparation of the business plan and no particular unreasonable aspect was recognized in the process by which the business plan was prepared. The Committee also received an explanation from Sharing Innovations regarding the details of confirmation regarding its business plan, and no particular unreasonable aspect was recognized in such explanation.

Additionally, the Committee received an explanation from Akasaka International Accounting regarding the key assumptions used in the DCF Method (including the method for calculating terminal value, the discount rate, and whether the financial forecasts included any fiscal year in which a substantial increase or decrease in profit or free cash flow was expected) and conducted a question-and-answer session with Akasaka International Accounting. As a result, no particular unreasonable aspect was recognized in the calculation process, and the calculation by Akasaka International Accounting under the DCF Method was considered to have a certain degree of reasonableness.

C Review of the Share Exchange Ratio based on the Akasaka Calculation Results

As described above, the Akasaka Calculation Results provided by Akasaka International Accounting are recognized to have a certain degree of reasonableness. The Share Exchange Ratio is recognized to be within the calculation range under the market share price method and within the calculation range under the DCF Method in the Akasaka Calculation Results, and can therefore be evaluated as being at a reasonable level in light of the Akasaka Calculation Results.

(3)	Review of the premium

With respect to the premium attached to the Share Exchange Ratio, the extent to which the value obtained by multiplying the closing price of Orchestra Holdings Shares on the Tokyo Stock Exchange on the August 24, 2026 (the “Reference Date”) by the Share Exchange Ratio represents a premium over the closing price of Sharing Innovations Shares during the period up to the Reference Date is as set forth in the table below.

Reference Price	Premium Level
Closing price on the Reference Date	17.11%
Average share price (simple average closing price) for the most recent one month up to the Reference Date	17.38%
Average share price (simple average closing price) for the most recent three months up to the Reference Date	14.13%
Average share price (simple average closing price) for the most recent six months up to the Reference Date	10.55%

As the M&A Guidelines point out, in M&A transactions in general, regardless of whether they involve a tender offer or a share exchange, it is not possible to establish a singular and objective criteria as to what level of premium over the market price is appropriate (M&A Guidelines 2.2.2).

Accordingly, the Committee cannot formulate any general rule as to the level of premium at which the Share Exchange Ratio should be regarded as reasonable or, conversely, unreasonable.

That said, it is generally considered that if the level of premium is comparable to the levels in similar cases, such fact may constitute one basis for the appropriateness and fairness of the transaction terms.

The Committee therefore requested Akasaka International Accounting to provide data on the premium levels in cases similar to the Share Exchange that were conducted on or after the publication of the M&A Guidelines.

Based on the data provided, the median of the premium levels in 11 cases similar to the Share Exchange2 was as set forth in the table below.

Reference Price	Median
Closing price on the Reference Date	5.76%
Average closing price for the most recent one month up to the Reference Date	6.02%
Average closing price for the most recent three months up to the Reference Date	7.26%
Average closing price for the most recent six months up to the Reference Date	10.69%

As described above, the Share Exchange Ratio represents a premium of 17.11%, 17.38%, 14.13%, and 10.55% over the market price ratio calculated from the share values of Sharing Innovations and Orchestra Holdings, which are derived from the closing price of Orchestra Holdings Shares on the Reference Date and the simple average closing prices of Sharing Innovations Shares for the one-month, three-month, and six-month periods ending on that date, and therefore may be evaluated as being at an appropriate level in light of the premium levels observed in cases similar to the Share Exchange where a company became a wholly owned subsidiary through a share exchange.

(4)	Appropriateness of the scheme (method of implementation and type of consideration)

For the scheme of the Share Exchange, the method of share exchange has been adopted, using common shares of Orchestra Holdings as the consideration for the Share Exchange, and the method of tender offer has not been adopted.

In this regard:

(I)

Compared with a tender offer, a share exchange has the advantage that Orchestra Holdings Shares are delivered to Sharing Innovations’ shareholders through the share exchange, and Sharing Innovations’ shareholders come to hold Orchestra Holdings Shares, enabling them to enjoy the opportunity to benefit from the synergies expected from the implementation of the various measures contemplated in connection with the Share Exchange, the business development and earnings expansion of Orchestra Holdings Group resulting from the realization of such synergies, and the resulting increase in the share price of Orchestra Holdings Shares.

(II)

While a tender offer provides shareholders with an opportunity to convert their shares into cash, there may be a certain number of shareholders who, through continued ownership of Orchestra Holdings Shares, wish to enjoy increases in the share price of Orchestra Holdings Shares and receipt of dividends resulting from the realization of synergies, or who do not wish to convert their shares into cash immediately for reasons including taxation on capital gains. By contrast, a share exchange can provide such shareholders with the option of continuing to hold Orchestra Holdings Shares.

(III)

In addition, even for shareholders who wish to convert their shares into cash, although there may be some difference in the timing of such conversion, taking into account the liquidity of Orchestra Holdings Shares, it would be possible for them to convert their shares into cash after the Share Exchange, and the opportunity for shareholders wishing to do so is substantially secured.

(IV)

As methods for making a company a wholly owned subsidiary, both a transaction using a tender offer followed by a squeeze-out and a transaction using a share exchange are widely implemented, and neither is inherently more desirable than the other; they are value-neutral.

In light of the foregoing, it cannot be said that the adoption of the share exchange method in the Share Exchange is unreasonable for Sharing Innovations’ shareholders.

(5)	Summary

As described above, it is recognized that the Share Exchange Ratio has been negotiated after measures to ensure fairness had been implemented, as confirmed by the Committee through its review of Consultation Matter 3 in 4. below, while receiving the opinions and instructions of the Committee at important stages such as the proposal and determination of the Share Exchange Ratio. Accordingly, it is recognized that the negotiation process concerning the terms of the Share Exchange was conducted under fair procedures in a manner that ensured a situation in which reasonable efforts were made to conduct the Share Exchange on the best possible transaction terms for the public shareholders, while also increasing corporate value.

In addition, it is recognized that the Share Exchange Ratio is within the calculation range under the market share price method and within the calculation range under the DCF Method of the Akasaka Calculation Results, and it may be said to be at a reasonable level in light of the Akasaka Calculation Results. Furthermore, the Share Exchange Ratio may be evaluated as being at a comparable level in light of the premium levels observed in cases similar to the Share Exchange where a company became a wholly owned subsidiary through a share exchange.

[2]

According to Akasaka International Accounting, the criteria for selecting cases similar to the Share Exchange were as follows: (i) it involved a corporate reorganization transaction (including an absorption-type merger, a business combination through a share exchange, a business combination through the establishment of a joint holding company by share transfer, and a business combination through the establishment of a holding company by company split combined with a share exchange) that became effective between the publication of the M&A Guidelines and July 31, 2026, (ii) it was a transaction between listed companies (excluding companies listed on the TOKYO PRO Market, ETFs, and the like), (iii) prior to the implementation of the corporate reorganization, one of the parties had made an investment of 20% or more in the other party, and (iv) it was not a case in which the party receiving the investment under (iii) had a price book-value ratio (PBR) of less than 1x.

Furthermore, the use of a share exchange as the scheme for the Share Exchange is also recognized as reasonable, in light of the facts such as that, as compared with other possible methods, it enables Sharing Innovations’ public shareholders to enjoy in economic terms the increase in corporate value resulting from the synergies of the Share Exchange.

Taking all of the foregoing into consideration, it is recognized that the fairness of the transaction terms of the Share Exchange (including the Share Exchange Ratio in the Share Exchange) has been ensured.

4.	Fairness of the procedures for the Share Exchange (Consultation Matter 3)

Consultation Matter 3 requests the Committee to examine, through a review of whether the fairness of the procedures has been ensured in the Share Exchange, whether the interests of the public shareholders have been secured through fair procedures.

(1)	Establishment of the Special Committee

In considering the Share Exchange, Sharing Innovations established the Committee as part of the measures to ensure fairness, from the perspective of eliminating arbitrariness in Sharing Innovations’ decision-making process and avoiding conflicts of interest. As described below, the Committee, after practical measures had been taken to ensure its independence and to enhance its effectiveness as a special committee, conducted its review and made its determinations with respect to whether the Share Exchange should be implemented, the appropriateness of the transaction terms, and the fairness of the procedures, from the standpoint of enhancing the corporate value of Sharing Innovations and protecting the interests of the public shareholders.

A	Timing of establishment

In light of the role expected of a special committee, when a target company receives an acquisition offer from an acquirer, it is advisable to establish a special committee as soon as possible (M&A Guidelines 3.2.4.1). In this regard, Sharing Innovations received a proposal for the Share Exchange from Orchestra Holdings on June 29, 2026, and resolved at its board meeting held on July 5, 2026 to establish the Committee, which was prior to entering into specific negotiations regarding the terms of the Share Exchange, including the Share Exchange Ratio. Accordingly, no unreasonable aspects are recognized in the timing of the establishment of the Committee.

B	Composition and independence of the members

Persons who will become members of a special committee are required to maintain independence from (i) the acquirer and (ii) the success or failure of the relevant M&A transaction (M&A Guidelines 3.2.4.2). In this regard, the Committee consists of two outside directors and one outside Audit & Supervisory Board member of Sharing Innovations, whose independence from Orchestra Holdings and from the Share Exchange has been secured. In addition, the compensation for service as a member of the Committee does not include any so-called contingent fee. Accordingly, the independence of each member is considered to be sufficiently ensured. As for Mr. Tomita, a member of the Committee, although he was employed by Orchestra Holdings until July 2019, during his employment with Orchestra Holdings, he was a member of its Internal Audit Office and was engaged in auditing business execution functions that did not involve the execution of business operations. In addition, he assumed office as an Audit & Supervisory Board Member of Sharing Innovations in March 2019, and a considerable period has elapsed since he assumed such office. Furthermore, there are currently no personal, capital, or business relationships between Mr. Tomita and Orchestra Holdings, and he is no longer considered to be under the influence of Orchestra Holdings. Accordingly, it was determined that there were no concerns regarding his independence as a member of the Committee, and, taking into account his extensive expertise in finance and accounting as a certified public accountant, he was appointed as a member of the Committee.

C	Approval of Sharing Innovations’ external advisors

At the first meeting of the Committee held on July 10, 2026, the Committee, through hearings with Akasaka International Accounting and Anderson Mori & Tomotsune, the legal advisor (“Sharing Innovations LA”), both of which had been appointed by Sharing Innovations, confirmed that there was no issue with the independence of Akasaka International Accounting and Sharing Innovations LA, and approved each of them as an advisor to Sharing Innovations.

The Committee further confirmed that it would be able to receive professional advice from Akasaka International Accounting and Sharing Innovations LA as necessary, and, after deciding not to appoint its own external advisors, received explanations from Akasaka International Accounting concerning the Akasaka Calculation Results and conducted a question-and-answer session with it, while also receiving legal advice from Sharing Innovations LA regarding matters such as the method and process of decision-making by the board, including the procedures for the Share Exchange (M&A Guidelines 3.2.4.5).

D	The Committee’s involvement in the negotiations

It is recognized that when Sharing Innovations discussed the Share Exchange Ratio with Orchestra Holdings, it sought confirmation from the Committee in advance or promptly afterward, which ensured a situation in which the Committee received timely reports on the status of negotiations, expressed its opinions at critical stages, gave instructions, and made requests, and substantially exercised influence in the course of negotiating the transaction terms. In addition, in the supplementary resolution adopted when Sharing Innovations’ board resolved to consult the Committee, it was decided that, if the Committee determined that the terms of the Share Exchange were not appropriate, the board would not approve the Share Exchange (M&A Guidelines 3.2.4.4).

E	Procurement of information

The Committee has procured documents scheduled to be disclosed with respect to the Share Exchange and material information concerning anticipated synergies, conducted hearings with related parties and confirmed the details of the Share Exchange, and reviewed and made decisions based on the foregoing (M&A Guidelines 3.2.4.6).

From the above circumstances of establishment and operation of the Committee, the Committee finds that it has functioned effectively as a measure to ensure fairness.

(2)	Receipt by Sharing Innovations of professional advice, etc. from external experts

A	Receipt of advice from legal advisor

In order to ensure the fairness of the Share Exchange, Sharing Innovations appointed Sharing Innovations LA, which is independent of Sharing Innovations and Orchestra Holdings, as its legal advisor, and has received advice from a legal perspective regarding matters such as the method and process of decision-making by the board, including the procedures for the Share Exchange. With respect to the independence of Sharing Innovations LA, the Committee directly conducted hearings with Sharing Innovations LA and confirmed that it does not constitute a related party of Orchestra Holdings or Sharing Innovations and does not have any material interest in the Share Exchange. Furthermore, the Committee has confirmed with Sharing Innovations LA that its compensation is based on time charges and does not include any contingent fee.

B Receipt of a share exchange ratio calculation report from a third-party valuation institution

In order to ensure the fairness of the Share Exchange Ratio, Sharing Innovations’ board has obtained from Akasaka International Accounting, an independent third-party valuation institution, a calculation report regarding the Share Exchange Ratio. In that calculation, as described in 3. above, multiple calculation methods were used, and care was taken to avoid any arbitrary calculation of the ratio.

Furthermore, no fact has been found indicating any arbitrary conduct by the officers or employees of Sharing Innovations in preparing Sharing Innovations’ business plan, which formed the basis for the calculation, and no circumstance has been identified that would raise any doubt as to the fairness of the calculation.

With respect to the independence of Akasaka International Accounting, the Committee directly conducted hearings with Akasaka International Accounting and confirmed that it does not constitute a related party of Orchestra Holdings or Sharing Innovations and does not have any material interest in the Share Exchange. Furthermore, the Committee has confirmed with Akasaka International Accounting that its compensation consists of a fixed fee and does not include any contingent fee.

In light of the foregoing, it may be said that, at Sharing Innovations, after receiving professional advice and other assistance from external experts, a careful process of review and decision-making was undertaken to ensure the fairness of the procedures for the Share Exchange and the appropriateness of the transaction terms (M&A Guidelines 3.3).

(3)	Decision-making process at Sharing Innovations

According to the Press Release, none of the five directors of Sharing Innovations concurrently serves as a director of Orchestra Holdings. In addition, although Mr. Keita Yanagi, Chairman and Representative Director of Sharing Innovations, is originally from Orchestra Holdings, since assuming office as Representative Director of Sharing Innovations in January 2019, he has had no concurrent position or other similar relationship with Orchestra Holdings. In addition, with respect to Mr. Tomita, who serves as a member of Sharing Innovations’ Audit & Supervisory Board and as a member of the Committee, although he was employed by Orchestra Holdings until July 2019, a considerable period has elapsed since he assumed office as an Audit & Supervisory Board member of Sharing Innovations, and it is recognized that he is no longer under the influence of Orchestra Holdings.

In addition, at Sharing Innovations’ board meeting, it is expected that the final resolution will be adopted unanimously by all directors of Sharing Innovations (M&A Guidelines 3.2.5). The M&A Guidelines state that if, in a board resolution determining whether to approve or oppose an M&A transaction, all directors other than those having a material interest in the relevant M&A transaction vote in favor and all Audit & Supervisory Board members other than those having such material interest express the opinion that they have no objection, such circumstance constitutes a factor indicating that the measures to ensure fairness functioned effectively in the relevant M&A transaction (Footnote 46 on page 28 of the M&A Guidelines (Japanese version)).

Furthermore, in the course of the consultations, deliberations, and negotiations relating to the Share Exchange, Sharing Innovations established a framework that excluded persons concurrently serving as officers or employees of Orchestra Holdings and persons transferred or seconded from Orchestra Holdings, and no fact has been found that would support an inference that Orchestra Holdings or any other person having a special interest in the Share Exchange exerted any improper influence on Sharing Innovations.

In light of the foregoing, no circumstance has been identified that would raise any doubt as to the fairness of the decision-making process at Sharing Innovations.

(4)	Market check

No so-called active market check has been conducted in the Share Exchange.

In this regard, under the M&A Guidelines, where the acquirer is a controlling shareholder, market checks are generally limited in their effectiveness as measures to ensure fairness and often have little practical significance. However, because there may be exceptional situations in which a market check can function, the Special Committee is advised to confirm, as a precaution, whether any such exceptional circumstances exist. On that basis, the M&A Guidelines specifically list the following as such exceptional circumstances: (i) where the percentage of voting rights held by the controlling shareholder is low; (ii) where there is a possibility that if a highly attractive competing proposal is made, the controlling shareholder may agree to sell; and (iii) where the controlling shareholder intends to acquire a subsidiary initially, and then eventually sell all or part of it (as set forth in M&A Guidelines 3.4.3.2).

First, in the Share Exchange, Orchestra Holdings, which is the controlling shareholder of Sharing Innovations, holds 71.46% of the Sharing Innovations Shares, an ownership ratio far exceeding a simple majority; accordingly, the transaction does not fall under (i). In addition, (ii) is negated by the premise on which Orchestra Holdings proposed the Share Exchange. Furthermore, the transaction scheme does not envisage the situation described in (iii).

In light of the foregoing, the Committee has determined that, in the Share Exchange, there are no particular exceptional circumstances that would require conducting an active market check.

In addition, it is understood that market checks are not limited to so-called active market checks, and that there are also so-called indirect market checks, where an M&A transaction is executed in a manner that allows other prospective acquirers to make competing proposals after the facts concerning the M&A transaction are announced (Takeover Guidelines 3.4.2).

With respect to indirect market checks, the M&A Guidelines state that, for example, in executing an M&A transaction, the parties can (i) ensure that there is a relatively long period of time after the announcement of the proposed M&A transaction during which competing proposals can be made, and (ii) refrain from actions such as entering into agreements that will excessively restrict a competing acquirer from contacting the target company if such competing acquirer actually appears. In the Share Exchange, because there will be approximately two months between the public announcement of the Share Exchange and the effective date of the Share Exchange, (i) is satisfied.

In addition, Orchestra Holdings and Sharing Innovations have not entered into any agreement containing transaction protection provisions that prohibit Sharing Innovations from contacting competing acquirers other than Orchestra Holdings, nor any other agreement that would restrict a competing acquirer from contacting Sharing Innovations; accordingly, (ii) is also satisfied.

Accordingly, in the Share Exchange, no circumstance has been found that would raise any doubt as to the fairness of the transaction from the perspective of a market check.

(5)	Enhancing information provision to public shareholders and improving process transparency

The Share Exchange is a transaction by way of a share exchange. Section 3.2.2 of the Takeover Guidelines states: “If all or part of the consideration for the acquisition is shares, shareholders who accept the offer will retain the shares received as consideration post-acquisition, so not only the appropriateness of the transaction terms in terms of price (e.g. exchange ratio) but also whether the value of the corporate group after the acquisition (value of the shares received as consideration) will increase over the medium to long-term will be an important decision factor for such shareholders. Therefore, it is particularly important to provide information regarding the corporate value enhancement measures and the appropriateness of the consideration (information on shares to be used as consideration and whether the market valuation thereto is appropriate), which are necessary for shareholders to make their decisions, and appropriate explanation of such matters is required for this purpose.”

With respect to the timely disclosure materials concerning the Share Exchange, disclosures are planned in accordance with applicable laws and regulations and the timely disclosure rules of the Tokyo Stock Exchange.

In addition, as to the specific contents to be disclosed in the Press Release, a certain degree of disclosure is planned with respect to: (i) information concerning the Special Committee (including information on the qualifications of committee members such as their independence and expertise, information concerning the course of review by the Committee and its involvement in the negotiation process regarding the transaction terms with Orchestra Holdings, and information concerning the contents of the Report); (ii) information concerning the contents of the calculation results of the share exchange ratio; (iii) measures for enhancing corporate value at Sharing Innovations through the Share Exchange; and (iv) other information concerning the process leading to the implementation of the Share Exchange.

Accordingly, it may be said that Sharing Innovations’ shareholders are being provided with the information necessary to determine matters such as the appropriateness of the transaction terms and whether the value of the corporate group after the acquisition (the value of the consideration shares) will increase over the medium to long term through the Share Exchange.

(6)	Elimination of coerciveness

Sharing Innovations’ shareholders who oppose the Share Exchange or the Share Exchange Ratio are entitled under the Companies Act to exercise appraisal rights (and the right to file a petition for a determination of the price based thereon).

Accordingly, in the Share Exchange, it is recognized that measures have been taken to eliminate coerciveness in connection with Sharing Innovations’ selection of a share exchange as the transaction scheme.

(7)	Absence of a majority-of-minority condition

No so-called majority-of-minority condition has been set in the Share Exchange. However, given (i) that it has been pointed out that, where the acquirer already holds a high percentage of the target company’s shares, as in an acquisition by a controlling shareholder of its subsidiary, there is a concern that imposing such a condition may impede the consummation of an M&A transaction that would contribute to the enhancement of corporate value, (ii) that Orchestra Holdings already holds 2,675,000 Sharing Innovations Shares (ownership ratio: 71.46%), and (iii) the contents of the various measures to ensure fairness as described in (1) through (6) above, the absence of a majority-of-minority condition in the Share Exchange is not considered unreasonable.

(8)	Summary

As described above, it is recognized that, in considering the Share Exchange, Sharing Innovations has taken the following measures to ensure the fairness of the procedures in the negotiation process for the Share Exchange.

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Sharing Innovations established the Committee, which is composed of special committee members whose independence from Orchestra Holdings and from the Share Exchange was confirmed, before entering into specific negotiations regarding the terms of the Share Exchange, including the Share Exchange Ratio. It is recognized that the Committee was substantively involved in the negotiation process regarding the Share Exchange Ratio, after receiving professional advice from Akasaka International Accounting and Sharing Innovations LA as necessary and appropriately obtaining information relating to the Share Exchange.

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At Sharing Innovations, after receiving professional advice and other assistance from external experts independent of Sharing Innovations and Orchestra Holdings, such as Akasaka International Accounting and Sharing Innovations LA, a careful process of deliberation and determination was undertaken with respect to the fairness of the procedures for the Share Exchange and the appropriateness of the transaction terms. In addition, no circumstance has been identified that would raise any doubt as to the fairness of the decision-making process at Sharing Innovations.

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For Sharing Innovations’ shareholders, disclosures in accordance with applicable laws and regulations and the timely disclosure rules of the Tokyo Stock Exchange are planned through the timely disclosure materials for the Share Exchange, and it may be said that information necessary for them to assess matters such as the appropriateness of the transaction terms and whether the value of the corporate group after the acquisition (the value of the consideration shares) will increase over the medium to long term through the Share Exchange has been provided. In addition, because Sharing Innovations’ shareholders who oppose the Share Exchange or the Share Exchange Ratio are entitled under the Companies Act to exercise appraisal rights (and the right to file a petition for a determination of the price based thereon), it is recognized that measures have been taken to eliminate coerciveness.

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Although no so-called active market check has been conducted in the Share Exchange, an indirect market check has functioned, and no circumstance has been identified from the perspective of a market check that would raise any doubt as to fairness.

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Although no so-called majority-of-minority condition has been set in the Share Exchange, in light of the fact that Orchestra Holdings already holds 2,675,000 Sharing Innovations Shares (ownership ratio: 71.46%) and the contents of the other measures to ensure fairness, it is considered that the absence of a majority-of-minority condition alone does not impair the fairness of the procedures in the Share Exchange.

Taking all of the above into consideration, it may be said that Sharing Innovations has taken reasonable measures necessary to ensure the fairness of the Share Exchange, and it is recognized that the fairness of the procedures for the Share Exchange has been ensured.

5.	Whether the Share Exchange is fair to Sharing Innovations’ public shareholders (Consultation Matter 4)

Consultation Matter 4 asks whether the Share Exchange is fair to Sharing Innovations’ public shareholders.

The Committee considers that the matters requested for review in Consultation Matters 1 through 3 are relevant factors to be taken into account when considering Consultation Matter 4.

As detailed in this Report, based on the Committee’s deliberations, the Committee has concluded that none of Consultation Matters 1 through 3 raise any concerns.

Accordingly, the Committee submits its opinion on Consultation Matter 4 that the Share Exchange is considered fair to Sharing Innovations’ public shareholders.

(End of document)